UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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VIRGIN MOBILE USA, INC.

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Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, New Jersey 07059

April 7, 2009

Dear Stockholder,

You are invited to attend the 2009 Annual Meeting of Stockholders of Virgin Mobile USA, Inc., to be held at 9:00 a.m., local time on Wednesday, May 20th, at the Courtyard by Marriott Basking Ridge, 595 Martinsville Road, Basking Ridge, New Jersey 07920.

The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting.

Whether or not you plan to attend, I encourage you to ensure that your shares are represented at the meeting by promptly voting and submitting your proxy.

Respectfully,

Thomas O. Ryder

Chairman of the Board of Directors

Notice of 2009 Annual Meeting of Stockholders

May 20, 2009

The Courtyard by Marriott Basking Ridge

595 Martinsville Road

Basking Ridge, New Jersey 07920

April 7, 2009

To the Stockholders:

The 2009 Annual Meeting of Stockholders of Virgin Mobile USA, Inc. (the “Company”) will be held at the Courtyard by Marriott Basking Ridge, 595 Martinsville Road, Basking Ridge, New Jersey on May 20, 2009, at 9:00 a.m. local time, to address all matters that may properly come before the meeting. Following a report on Virgin Mobile USA’s business operations, stockholders will vote on:

(a) the election of directors to serve for the ensuing year; and

(b) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Stockholders of record at the close of business on April 1, 2009 will be entitled to vote at the meeting and any adjournments. This proxy statement and the enclosed form of proxy will be mailed to stockholders on or about April 8, 2009.

Peter Lurie

General Counsel and Corporate Secretary

Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, New Jersey 07059

This proxy statement is furnished in connection with the solicitation of proxies by Virgin Mobile USA, Inc. (the “Company”) on behalf of the board of directors for the 2009 Annual Meeting of Stockholders. Distribution of this proxy statement and a form of proxy to stockholders is scheduled to begin on or about April 7, 2009.

You can ensure that your shares are voted at the meeting by visiting http://www.proxyvote.com, providing the control number included in your notice of the annual meeting and following the instructions posted on that website. You may also vote by mail by requesting a paper copy of the voting materials, which will include a voting instruction form. To request a paper copy of the voting materials, please follow the instructions included in your notice of the annual meeting. Submitting your instructions or proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by notifying the inspectors of election in writing of such revocation or by attending and voting at the annual meeting.

QUESTIONS AND ANSWERS ABOUT THIS PROXY

What is a proxy?

A proxy is another person whom you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy, a proxy card.

What is a proxy statement?

It is a document that SEC regulations require that we give to you when we ask you to give a proxy to vote your stock at the annual meeting.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting, including the election of directors and the ratification of the selection of the Company’s independent registered public accounting firm. Also, management will report on the state of the Company and respond to questions from stockholders.

What is the record date and what does it mean?

The record date for the annual meeting is April 1, 2009. Holders of Virgin Mobile USA, Inc. common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the annual meeting?

Holders of Class A common stock, Class B common stock and Class C common stock at the close of business on the record date may vote at the meeting, as may holders of Series A Preferred Stock.

What are the voting rights of the holders of Virgin Mobile USA, Inc. stock?

On April 1, 2009, 65,019,312 shares of Class A common stock were outstanding and eligible to be voted at the annual meeting. Each outstanding share of Class A common stock will be entitled to one vote on each matter to be voted upon.

There are two shares of Class B common stock outstanding, one held by an affiliate of Sprint Nextel and one held by EarthLink, Inc. Each share of Class B common stock entitles its holder to a number of votes that is equal to the total number of shares of Class A common stock for which the partnership units that such holder holds in Virgin Mobile USA, L.P. (the “Operating Partnership”) are exchangeable into shares of our Class A common stock as of the record date. Based on the number of shares of Class A common stock for which the partnership units held by such holders on April 1, 2009, the two shares of Class B common stock are together entitled to a vote equivalent to 13,865,885 shares of Class A common stock on each matter to be voted upon.

As of April 1, 2009, 115,062 shares of Class C common stock were outstanding, all of which were held by affiliates of the Virgin Group. Each outstanding share of Class C common stock will be entitled to one vote on each matter to be voted upon.

Under the Company’s Amended and Restated Certificate of Incorporation, all shares of common stock (including shares of Class A, Class B and Class C common stock) generally vote together as a single class on all matters, subject to certain specified exceptions.

On April 1, 2009, 51,500 shares of our Series A Preferred Stock were outstanding and eligible to be voted at the annual meeting. Each holder of the Series A Preferred Stock has the right to one vote for each share of the Class A common stock into which such share of Series A Preferred Stock is convertible, and with respect to such vote, each such holder has full voting rights and powers equal to the voting rights and powers of the holders of Class A common stock and is entitled to vote together as a single class with holders of Class A common stock. Based on the number of shares of Class A common stock for which the shares of Series A Preferred Stock were convertible as of April 1, 2009, the holders of Series A Preferred Stock were together entitled to a vote equivalent to 6,058,822 shares of Class A common stock on each matter to be voted upon. Each of SK Telecom and the Virgin Group holds 50% of the outstanding shares of our Series A Preferred Stock.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with Mellon Investor Services LLC, the Company’s stock transfer agent, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How do I vote my shares?

If you are the beneficial owner of our stock, you can give a proxy to be voted at the meeting:

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electronically, using the Internet (by visiting http://www.proxyvote.com, providing the control number included in your notice of the annual meeting and following the instructions posted on that website); or

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by mail, by requesting a paper copy of the materials, which will include a voting instruction form. To request a paper copy of the materials, please follow the instructions included in your notice of the annual meeting.

The Internet voting procedure has been set up for your convenience and has been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly.

Are votes confidential? Who counts the votes?

The votes of all stockholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a stockholder submits a written comment or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote. We will also retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

Can I vote my shares in person at the annual meeting?

Yes. If you are a stockholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, you may vote for all ten of the nominees, or you may vote for one or more nominees and against the remainder, or you may withhold authority to vote for any nominee. The proposal related to the election of directors is described in this proxy statement beginning on page 5.

For the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public account firm for 2009, you may vote for the proposal, against the proposal, or abstain from voting on the proposal. Proposal 2 is described in this proxy statement beginning on page 57.

Proposals 1 and 2 will be presented at the meeting by management.

What are the Board’s recommendations?

The board of directors recommends a vote FOR all of the nominees for director (Proposal 1) and FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009 (Proposal 2).

What if I do not specify how I want my shares voted?

If you do not specify when giving your proxy how you want to vote your shares, we will vote them FOR all of the nominees for director (Proposal 1) and FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009 (Proposal 2).

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised by submitting written notice of revocation to the Corporate Secretary of the Company or by voting in person at the meeting.

What constitutes a quorum for the Annual Meeting?

The holders of a majority of the voting power of the outstanding shares of common stock as of the close of business on the record date must be present, either in person or represented by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Shares represented by proxies received but marked as abstentions or as withholding voting authority for any or all director nominees will be counted as present at the meeting for purposes of establishing a quorum, as will shares represented by proxies received but reflecting proxies submitted by brokers which do not indicate a vote for some or all of the proposals because the submitting brokers lack discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”).

What percentage of the vote is required for a proposal to be approved?

A majority of the votes that could be cast by stockholders who are either present in person or represented by proxy at the meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as our auditors. A plurality of the votes that could be cast by stockholders who are either present in person or represented by proxy at the meeting is required to elect each of the nominees for director. The votes are computed for each share as described above. The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote against any matter other than the election of directors as to which they are specified. Abstentions or withheld votes are inapplicable in the context of the election of directors, as directors may be elected by a plurality of votes.

Broker non-votes are not considered “shares present” and will not affect the outcome of the vote.

How can I attend the annual meeting?

If you are a stockholder of record and you plan to attend the annual meeting, please let us know when you vote your proxy. Please bring the notice of meeting which you received and bring it with you to the meeting. This notice will serve as your ticket.

If you are a “street name” stockholder, tell your broker or nominee that you’re planning to attend the meeting and would like a “legal proxy.” Bring that form to the meeting and you will be provided a ticket at the door.

If you can’t get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your brokerage account statement showing that you were our stockholder as of the record date, April 1, 2009.

Are there any rules regarding admission?

Each stockholder will be asked to present valid government-issued picture identification, such as a driver’s license or passport, before being admitted to the meeting. Cameras, recording devices, and other electronic devices will not be permitted at the meeting and we encourage you to leave any such items at home. We will not be responsible for any items checked at the door.

Are there any other matters to be acted upon at the annual meeting?

We do not know of any other matters to be presented or acted upon at the meeting. Under our by-laws, no business besides that stated in the meeting notice may be transacted at any meeting of stockholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

ELECTION OF DIRECTORS

(Proposal #1)

Ten directors will be elected at this year’s annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the board of directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Each of the nominees for director is now a member of the board of directors. Each of the nominees for director attended all of the combined board of directors and committee meetings to which they were invited during the periods served by such nominee in 2008. As set forth in our Corporate Governance Guidelines (which, along with our Code of Business Conduct, are available online at http://investorrelations.virginmobileusa.com/CorpGov.cfm), our directors are expected to attend all meetings of the board and of the committees on which they serve and to devote the time and effort necessary to fulfill their responsibilities. Information important to directors’ understanding of issues before the board or a committee will be provided sufficiently in advance of meetings to permit directors to inform themselves. Directors are expected to review these materials before meetings.

Directors are expected to attend the Annual Meeting of Stockholders, but the Company does not have a formal policy with respect to attendance. The following is a biographical summary of the experience of our director nominees.

Name	Age	Current Position
Daniel H. Schulman	51	Chief Executive Officer and Director
Thomas O. Ryder	64	Chairman of the Board of Directors
Richard H. Chin	45	Director
L. Kevin Cox	44	Director
Douglas B. Lynn	44	Director
Gordon D. McCallum	49	Director
Mark Poole	45	Director
Robert Samuelson	43	Director
Kenneth T. Stevens	57	Director
Sungwon Suh	44	Director

Daniel H. Schulman, Chief Executive Officer and Director. Dan Schulman joined us as chief executive officer in September 2001, bringing almost two decades of experience in the telecommunications industry. He has led the Company from its creation in 2001, through its national launch in 2002 and to its current position. Mr. Schulman has also served as the chief executive officer of Priceline.com, where he established one of the most popular and recognized brands on the Internet and was a primary architect in driving Priceline.com to profitability. Prior to joining Priceline, Mr. Schulman served more than 18 years at AT&T, rising to become the youngest member of the Company’s senior executive team, the AT&T Operations Group, and president of the $22 billion core consumer long distance business. Mr. Schulman is a member of the board of directors of Symantec and the chair of its compensation committee. Mr. Schulman also serves on the board of trustees of Rutgers University. He holds an M.B.A. from New York University and a bachelor’s degree from Middlebury College.

Thomas O. Ryder. Mr. Ryder has served as the chairman of the board of directors since October 2007. Mr. Ryder is an investment professional. He retired as chairman of the board of directors of The Reader’s Digest Association, Inc. on January 1, 2007. Prior to his retirement, Mr. Ryder served as the chairman of the board of directors of Reader’s Digest Association, Inc. from January 1, 2006 and as chairman of the board of directors and chief executive officer from April 1998 through December 31, 2005. Mr. Ryder was president of American Express Travel Related Services International, a division of the American Express Company which provides travel, financial and network services, from October 1995 to April 1998. He is a director of Amazon.com, Inc. and Starwood Hotels and Resorts, Inc. Mr. Ryder holds a bachelor’s degree from Louisiana State University.

Richard H. Chin. Mr. Chin has served on our board of directors since September 2008, when he was named to serve as one of SK Telecom’s director designees. Mr. Chin has served as the president of SK Telecom Americas since January 2008. Prior to joining SK Telecom, Mr. Chin was the corporate vice president in charge of business ventures and development for Motorola, Inc.’s mobile devices business from March 2006 to May 2007. From February 2005 to March 2006, Mr. Chin was Motorola Inc.’s corporate vice president, global product marketing, where he was responsible for planning and managing the portfolio for Motorola’s mobile devices business. Prior to serving as Motorola’s corporate vice president, global product marketing, Mr. Chin served as chief executive officer of Appeal Telecom, a Motorola joint venture in Korea dedicated to the design, engineering, manufacturing, and sale of mobile devices. During this period, he also served as the president of Motorola Korea Mobile Devices. Mr. Chin is a graduate of John Marshall Law School and holds a bachelor’s degree from The University of Chicago.

L. Kevin Cox. Mr. Cox has served on our board of directors since October 2007. Mr. Cox has served as the executive vice president of human resources at the American Express Company since 2005. Prior to joining American Express, Mr. Cox held several positions at The Pepsi Bottling Group, Inc. since 1999, most recently that of executive vice president. From 1989 to 1999, Mr. Cox held various human resources positions at PepsiCo Inc. and its subsidiary, The Pepsi-Cola Bottling Company, playing a key role in that entity’s initial public offering. Mr. Cox holds a masters degree in labor and industrial relations from Michigan State University and a bachelor’s degree from Marshall University.

Douglas B. Lynn. Mr. Lynn has served on our board of directors since August 2007. Mr. Lynn is currently vice president of corporate development for Sprint Nextel, a position he has held since August 2005. Mr. Lynn joined the Sprint Corporation (predecessor to Sprint Nextel) in 1994 and has held various positions in accounting and finance, including assistant corporate controller from 1997 to 2000. Prior to joining Sprint Nextel, Mr. Lynn spent six years in the savings and loan industry. Mr. Lynn began his career in public accounting and spent three years with Touche Ross and Co. in Kansas City. Mr. Lynn holds a bachelor’s degree from Missouri State University.

Gordon D. McCallum. Mr. McCallum has served on our board of directors since December 2008, when the Virgin Group designated him as replacement for Frances Brandon-Farrow following Ms. Brandon-Farrow’s resignation. Mr. McCallum has been chief executive officer of Virgin Management Limited, a U.K.-based management services company, since September 2005. Mr. McCallum joined Virgin Management Limited as group strategy director in January 1998, after working for the company for two years as a freelance consultant. Prior to working for the Virgin Group, Mr. McCallum worked as a consultant at McKinsey & Co. for five years and as an investment banker with Baring Brothers for four years. He holds a master’s degree from Oxford University and an MBA from The Wharton School at the University of Pennsylvania.

Mark Poole. Mr. Poole has served on our board of directors since June 2007. Mr. Poole joined the Virgin Group in 1991 as a tax consultant and was subsequently appointed Group Tax Director. After five years in this position, he was appointed the Virgin Group chief financial officer in 2000 and the deputy group chief executive officer in September 2005. Mr. Poole is a member of the Virgin Group Investment advisory committee and holds a number of non-executive directorships in the Virgin Group including Virgin Group Holdings Limited (group holding company), Virgin Atlantic Limited (for which he chairs the audit committee), SN Airholdings, Virgin Retail Limited. Virgin Hotels Group Limited and Virgin Active Group Limited amongst numerous others. Mr. Poole graduated from Bristol University in 1983 with a degree in Civil Engineering (Bachelor of Science). He qualified as a Chartered Accountant (Association of Chartered Accountants) with Binder Hamlyn in London in 1989.

Robert W. Samuelson. Mr. Samuelson has served on our board of directors since June 2007. Mr. Samuelson joined Virgin Management Limited in July 2000 as director of corporate development and was subsequently promoted to executive director, telecoms and media, overseeing Virgin’s telecoms and media interests worldwide. He was part of the team responsible for the creation of Virgin Mobile USA, LLC in 2001 and has been involved closely with the business ever since. Mr. Samuelson is a member of the Virgin Group’s Investment Advisory Committee, the body that recommends all new investments and corporate transactions for the Virgin Group. In addition to his role with Virgin Mobile USA, Inc., he also serves on the boards of Virgin Mobile Canada, Virgin Mobile France and Virgin Mobile South Africa. Prior to joining Virgin, Mr. Samuelson was a director of Arthur D. Little, a management consulting firm, where he led the corporate finance advisory services practice. He holds an MBA from Cranfield University in the United Kingdom and a masters degree in natural sciences from Cambridge University.

Kenneth T. Stevens. Mr. Stevens has served on our board of directors since October 2007. From 2006 through 2008, Mr. Stevens was the president, chief operating officer and secretary of Tween Brands, Inc., a publicly traded retailer with 785 locations in the U.S. From 2002 through 2006, Mr. Stevens worked at Limited Brands, Inc., where he held various positions, most recently that of executive vice president and chief financial officer. Prior to working at Limited Brands, Inc., Mr. Stevens worked at several private and public companies, including Bank One Retail Group, PepsiCo, Inc. and General Mills, Inc. From 1983 to 1991, Mr. Stevens was a partner at McKinsey & Company, Inc. Mr. Stevens currently serves on the boards of Cost Plus World Market and Spartan Stores, Inc. Mr. Stevens holds an MBA from the University of Southern California and a bachelor’s degree from the University of Redlands.

Sungwon Suh. Mr. Suh has served on our board of directors since September 2008, when he was named to serve as one of SK Telecom’s director designees. Mr. Suh has served as SK Telecom’s senior executive vice president of strategy and planning since 2008, in which capacity he is responsible for the strategy and planning of convergence & Internet and global businesses. From 2004 to 2007, Mr. Suh was SK Telecom’s executive vice president, corporate development, prior to which he had served as senior vice president of the SK Group’s strategic planning office. Mr. Suh holds an MBA from the Northwestern University Kellogg School of Management and a bachelor’s degree from Yonsei University.

There are no family relationships among any of our directors or executive officers.

The board of directors recommends a vote FOR the election of the nominees set forth above.

COMPOSITION OF THE BOARD OF DIRECTORS

As per the terms of our bylaws, our board of directors consists of such number of directors as our board of directors may determine from time to time, subject to the rights of Sprint Nextel, SK Telecom and the Virgin Group under the amended and restated stockholders’ agreement, as discussed below. Our board of directors currently consists of ten directors. Sprint Nextel has designated Mr. Lynn to serve on our board of directors. SK Telecom has designated Messrs. Chin and Suh to serve on our board of directors. The Virgin Group has designated Messrs. McCallum, Poole and Samuelson to serve on our board of directors. In addition, subject to the terms of the amended and restated stockholders’ agreement, Sprint Nextel presently has the right to designate one additional director. Our board of directors has determined that Messrs. Cox, Ryder and Stevens are independent under the independence standards promulgated by the New York Stock Exchange (the “NYSE”) and our Corporate Governance Guidelines, which are available on our website at http://investorrelations.virginmobileusa.com/CorpGov.cfm.

Together, Sprint Nextel, SK Telecom and the Virgin Group hold equity interests representing a majority (approximately 61%) of our outstanding voting power. So long as they maintain such a majority, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under those standards, a company of which more than 50% of the voting power is held by another company or group is a “controlled company” and need not comply with certain requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that there be a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that there be a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement of an annual performance evaluation of the nominating/corporate governance and compensation committees. We intend to elect to avail ourselves of the controlled company exemption as long as we are eligible to do so. As a result, we do not have a majority of independent directors on our board of directors, we do not have a nominating and corporate governance committee and our compensation committee does not consist entirely of independent directors. If we are no longer eligible to rely on the controlled company exception, we intend to comply with all applicable corporate governance requirements, subject to the applicable phase-in periods.

Pursuant to our stockholder’s agreement with Sprint Nextel, SK Telecom and the Virgin Group, each of those parties has the right to designate up to three individuals to our board of directors if its ownership interest in us exceeds 25%. If Sprint Nextel, SK Telecom or the Virgin Group’s respective ownership interest is below 25% but at least 10%, it will be entitled to designate two directors to our board of directors. If such ownership interests are below 10%, but at least 5%, it will be entitled to designate one director to our board. In addition, (1) if Sprint Nextel is not entitled to appoint any director pursuant to the immediately preceding sentence, so long as our PCS services agreement with Sprint Nextel remains effective, Sprint Nextel will have the right to appoint one director to our board of directors, irrespective of its ownership interest in us and (2) if the Virgin Group is not entitled to appoint any director pursuant to the immediately preceding sentence, so long as our trademark license agreement with Virgin remains effective, the Virgin Group will have the right to appoint one director to our board of directors, irrespective of its ownership interest in us. Each of Sprint Nextel, SK Telecom and the Virgin Group has the right to remove and replace its director-designee(s) at any time and for any reason, and to fill any vacancies otherwise resulting in such director positions. Sprint Nextel has nominated Doug Lynn to serve as its designated director. SK Telecom has nominated Richard Chin and Sungwon Suh as its designated directors. The Virgin Group has nominated Gordon McCallum, Mark Poole and Robert Samuelson as its designated directors.

The board of directors met 15 times in 2008. The board of directors meets regularly in executive sessions which only non-employee directors may attend. As set forth in our Corporate Governance Guidelines, Mr. Ryder presides over such executive sessions in his capacity as chairman of the board.

Committees of the Board of Directors

Audit Committee. Our audit committee consists of Messrs. Cox, Ryder and Stevens. Mr. Ryder serves as its chair. All the members of our audit committee qualify as “independent” in accordance with the rules promulgated by the NYSE. The board of directors has determined that each member of our audit committee also satisfies the criteria for “independence” under special standards established by the SEC for members of audit committees. In addition, Mr. Ryder meets the qualifications of an “audit committee financial expert” in accordance with the SEC rules, as determined by our board of directors.

The audit committee has a written charter that complies with federal and NYSE rules relating to corporate governance matters. The audit committee charter is available on the Company’s website at http://investorrelations.virginmobileusa.com/CorpGov.cfm and is also available in print upon request by writing to our Director of Investor Relations, Virgin Mobile USA, 10 Independence Boulevard, Warren, New Jersey 07059.

As set forth in its charter, the audit committee is responsible, among other things, for (1) recommending the hiring or termination of independent auditors and approving any non-audit work performed by such auditor; (2) recommending the overall scope of the audit; (3) assisting the board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements; (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm; (5) discussing the annual audited financial and quarterly statements with management and the independent auditor; (6) discussing earnings press releases, as well as financial information and guidance, if any, provided to analysts and rating agencies; (7) discussing policies with respect to risk assessment and risk management; (8) meeting separately and periodically with management, internal auditors and the independent auditor; (9) reviewing with the independent auditor any audit problems or difficulties and managements response; (10) setting clear hiring policies for employees or former employees of the independent auditors; (11) annually reviewing the adequacy of the audit committee’s written charter; (12) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time; (13) reporting regularly to the full board of directors; and (14) evaluating the board of directors’ performance.

The audit committee met eight times in 2008.

Compensation Committee. While we are not required to have a compensation committee because we qualify as a “controlled company” under the rules of the NYSE, we nonetheless maintain a compensation committee with a written charter. Our compensation committee consists of Messrs. Cox, Samuelson and Stevens. Mr. Stevens serves as its chair. Pursuant to the amended and restated stockholders’ agreement, if the Virgin Group or Sprint Nextel has the right to appoint at least one director, such stockholder may also cause the compensation committee to include one of its appointed directors, provided that such director is eligible for membership on the compensation committee under applicable law. The compensation committee charter is available on the Company’s website at http://investorrelations.virginmobileusa.com/CorpGov.cfm and is also available in print upon request by writing to our Director of Investor Relations, Virgin Mobile USA, 10 Independence Boulevard, Warren, New Jersey 07059.

We intend to utilize the “controlled company” exception under the NYSE rules, which eliminates the requirement that our compensation committee be composed entirely of independent directors as long as we remain eligible to do so.

As set forth in its charter, the compensation committee is responsible, among other things, for (1) reviewing key employee compensation policies, plans and programs; (2) reviewing and approving the compensation of our chief executive officer and other executive officers; (3) developing and recommending to the board of directors compensation for board members; (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers; (5) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters; (6) administering of stock plans and other incentive compensation plans; (7) overseeing compliance with any applicable compensation reporting requirements of the SEC; (8) approving the appointment and removal of trustees and investment managers for pension fund assets; (9) retaining consultants to advise the committee on executive compensation practices and policies; (10) handling such other matters that are specifically delegated to the compensation committee by the board of directors from time to time; and (11) reviewing and consulting with the chief executive officer on succession plans for all executive officers and other key employees. A full discussion of the role of the compensation committee is included in the “Compensation Disclosure and Analysis” section of this proxy statement.

The compensation committee met five times in 2008.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between any member of our compensation committee and any of our executive officers that would require disclosure under the applicable rules promulgated under federal securities laws.

Nominating and Governance Committee. We are not required to have a nominating committee because we qualify as a controlled company under the rules of the NYSE. Therefore, we do not have such a committee, nor do we have a specific policy regarding shareholder nominations of potential directors to the board of directors, other than through the process described under “Shareholder Proposals for 2009” below. Possible nominees to the board of directors may be suggested by any director and given to the chairman of our board of directors. Additionally, although we are not required to have a nominating and governance committee because we are a controlled company under the rules of the NYSE, in certain circumstances, the audit committee may function as the nominating and governance committee, and in such capacity has a separate written charter. The nominating and governance committee charter is available on the Company’s website at http://investorrelations.virginmobileusa.com/CorpGov.cfm and is also available in print upon request by writing to our Director of Investor Relations, Virgin Mobile USA, 10 Independence Boulevard, Warren, New Jersey 07059. Vacancies on the board of directors, other than those resulting from removal by shareholders, may be filled by action of the board of directors after recommendation by the chairman of the board of directors.

As set forth in the nominating and governance committee charter, when acting in such capacity, the audit committee is responsible, among other things, for (1) establishing criteria for the selection of new directors to serve on the board of directors, (2) identifying individuals believed to be qualified as candidates to serve on the board of directors and select, or recommend that the board of directors select, the candidates for all directorships to be filled by the board of directors or by the shareholders at an annual or special meeting, (3) considering matters relating to the re-election retirement of members of the board of directors, including term limits or age caps, (4) conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates, (5) considering questions of independence and possible conflicts of interest of members of the board of directors and executive officers, (6) reviewing and making recommendations, as the committee deems appropriate, regarding the composition and size of the board of directors in order to ensure the board of directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds, and (7) overseeing evaluation of the board of directors and management, as circumstances dictate.

DIRECTOR COMPENSATION

This section provides information regarding the compensation policies for non-employee directors, including a summary of the cash and equity awards provided to these directors in 2008. In October 2008, the compensation committee reviewed data from Towers Perrin, compensation consultant to the committee, showing the median level of cash and equity awards for directors from companies with annual revenues between $1 billion and $3 billion. This data is derived from a general industry peer group that was selected to reflect our recruiting of directors from a wide range of industries in order to ensure a board of directors with a broad perspective. Although there was a moderate increase in median pay levels compared to 2007, the committee decided to maintain the same cash fee structure and targeted equity value in place in 2007.

Accordingly, during 2008, cash fees earned by non-employee directors were as follows:

•	Annual retainer of $50,000 for each non-employee director;

•	Additional annual retainer fee of $30,000 for Mr. Ryder for his services as non-executive chairman of the board of directors;

•	Additional annual retainer fee of $10,000 for Mr. Ryder as the chair of the audit committee;

•	Additional annual retainer fee of $5,000 for Messrs. Cox and Stevens as members of the audit committee; and

•	Additional annual retainer fee of $5,000 for Mr. Stevens as chair of the compensation committee.

Each non-employee director is eligible for an annual award of restricted stock units, or RSUs, based upon our Class A common stock. Since 2007, such grants have been made within the fourth quarter of the fiscal year at a targeted value of $80,000 for each non-employee director, with an additional grant with a targeted value of $40,000 provided to Mr. Ryder for his services as non-executive chairman of the board of directors. In December 2008, the compensation committee reviewed the targeted value of the grants for directors based on market data provided by Towers Perrin and agreed that $80,000 continued to be an appropriate value. In light of recent market volatility and the recent range of trading prices of our Class A common stock, the committee concluded that such an approach could potentially provide long-term value above the targeted level. After reviewing the Company’s share price over the preceding six months, the committee assumed a trading price of $2.50 per share of Class A common stock (versus a trading price at the time of approximately $1.00 per share) when determining annual grant amounts for directors.

Accordingly, each non-employee director except for Mr. Ryder received a grant of 32,000 RSUs (representing a targeted value of $80,000), with Mr. Ryder receiving a grant of 48,000 RSUs (representing a targeted value of $120,000) for his services as the non-executive chairman of the board of directors. Ms. Brandon-Farrow was not eligible for a grant due to her resignation from the board of directors effective December 12, 2008. The committee also decided to shorten the vesting cycle from 25% per year over four years to 33 1/3% per year over three years to align the vesting schedule with that of named executive officers of the Company and to compensate in part for the discrepancy between the share price used to calculate the grants and the actual share price on the date of grant. These grants, approved by the committee in December 2008, were formally awarded on February 23, 2009, the date that underlying shares of Class A common stock under the Company’s stockholder-approved incentive compensation plan (the “Omnibus Incentive Plan”) were approved by shareholder vote. The RSUs subject to the grant will vest in one-third increments on November 1, 2009, November 1, 2010 and November 1, 2011.

On January 11, 2008, in conjunction with the approval of Mr. Ryder as the non-executive chairman of the board of directors and in recognition of his assumption of additional responsibilities, Mr. Ryder was awarded an additional grant of 2,667 shares of Class A common stock.

As in 2007, Mr. Lynn waived his right to receive any cash or equity compensation for his services in 2008.

Name	Fees earned or paid in cash		Stock Awards(8)	Total
Frances Brandon-Farrow	$50,000	(1)	$15,505	$65,505
Richard H. Chin	$12,500	(2)	$—	$12,500
L. Kevin Cox	$55,000	(3)	$20,040	$75,040
Douglas B. Lynn	$—	(4)	$—	$—
Gordon D. McCallum	$—	(5)	$—	$—
Mark Poole	$50,000	(1)	$20,040	$70,040
Thomas O. Ryder	$97,500	(6)	$26,243	$123,743
Robert W. Samuelson	$50,000	(1)	$20,040	$70,040
Kenneth T. Stevens	$60,000	(7)	$20,040	$80,040
Sungwon Suh	$12,500	(2)	$—	$12,500

1)	Represents payment of annual retainer fees ($50,000). Ms. Brandon-Farrow resigned from the board on December 12, 2008.

2)	Represents payment of one quarter of annual retainer fees ($50,000) for service on the board since September 2008.

3)	Represents payment of annual retainer fees ($50,000) and annual audit committee fees ($5,000).

4)	Mr. Lynn waived his right to receive any compensation for his services as director.

5)	Mr. McCallum joined the board on December 12, 2008 upon Ms. Brandon-Farrow’s resignation and did not receive compensation from us in 2008. The compensation committee approved an award of 32,000 RSUs to each of the non-employee directors, including Mr. McCallum, in December 2008.

6)	Represents payment of annual retainer fees ($50,000), annual non-executive chair fees ($30,000), annual audit committee chair fees ($10,000) and retroactive non-executive chair fees for 2007 ($7,500).

7)	Represents payment of annual retainer fees ($50,000), annual compensation committee chair fees ($5,000) and annual audit committee fees ($5,000).

8)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for 2008, in accordance with Statement of Financial Accounting Standards Board—Share Based Payment 123(R), or FAS 123(R), of RSU awards issued pursuant to the Omnibus Incentive Plan. For restricted stock unit awards, the fair value is calculated using the closing price on the grant date. The amounts shown disregard forfeitures related to the service-based vesting conditions. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by directors. The unvested portion of Ms. Brandon-Farrow’s RSUs were forfeited as of December 12, 2008, and the expense was adjusted in accordance with FAS 123(R). The grant date for the 2008 annual grants for directors was February 23, 2009, and accordingly there was no expense recorded for these grants in 2008.

Each of the non-employee directors held the following number of unvested RSUs as of March 1, 2009:

Name	Number of Shares Unvested and Outstanding
Chin, Richard H.	32,000
Cox, L. Kevin	36,000
McCallum, Gordon	32,000
Poole, Mark	36,000
Ryder, Thomas O.	54,001
Samuelson, Robert W.	36,000
Stevens, Kenneth T.	36,000
Sungwon Suh	32,000

We reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our board of directors or committees but do not intend to pay directors meeting attendance fees. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites.

In addition to the payments described above, we allow voluntary deferral by our non-employee directors of up to 100% of the cash retainer and committee fees to a future date elected by the director. The deferred retainer and fees will be deemed invested in an investment fund based upon our Class A common stock or another investment vehicle such as an interest-bearing cash account. No director elected to defer compensation in 2008.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers, as of April 1, 2008.

Name	Age	Position
Daniel H. Schulman	51	Chief Executive Officer and Director
John D. Feehan, Jr.	44	Chief Financial Officer
Jonathan H. Marchbank	44	Chief Operating Officer
Peter Lurie	42	General Counsel and Corporate Secretary
David R.J. Messenger	44	Chief Administrative and Corporate Development Officer

The following is a biographical summary of the experience of our executive officers who do not serve as directors.

John D. Feehan, Jr., Chief Financial Officer. Mr. Feehan joined us in January 2002 as vice president of finance and was promoted to chief financial officer in August 2006. He is responsible for the Company’s overall financial activities and planning. Prior to joining us, he served as chief financial officer of SAGE BioPharma. Mr. Feehan previously worked for Faro Pharmaceuticals as vice president for financial and operational planning and for Stadtlander Drug Distribution Co. as director of finance. Mr. Feehan began his career at Price Waterhouse in Philadelphia after earning a bachelor’s degree in accounting from St. Joseph’s University.

Jonathan H. Marchbank, Chief Operating Officer. Mr. Marchbank joined us in March 2006, as chief operating officer. He is currently responsible for all market-facing activities of the Company, including Sales, Marketing and Product Management. Prior to joining us, Mr. Marchbank worked for the Virgin Group, serving as chief executive officer for Virgin Mobile in Asia and in Australia. Prior to joining the Virgin Group in 2002, Mr. Marchbank held senior executive roles with Nokia, Philips Electronics and Telstra Corporation. Mr. Marchbank holds a diploma in business studies, majoring in marketing, from Newcastle Business School in the United Kingdom.

Peter Lurie, General Counsel and Corporate Secretary. Mr. Lurie joined us in May 2000, prior to the formation of VMU, and was a key player in the formation and launch of the Company. Previously, Mr. Lurie served as principal of a private equity group affiliated with Commerzbank Capital Markets Corp., which offered the first public offering of a private equity fund in Europe. Prior to that, he worked on M&A and private equity transactions at Simpson Thacher & Bartlett LLP. Mr. Lurie is a graduate of Dartmouth College and The University of Chicago Law School, where he was an editor of the University of Chicago Law Review.

David R.J. Messenger, Chief Administrative and Corporate Development Officer. Mr. Messenger joined us in July 2005 and, as chief administrative and corporate development officer, is responsible for corporate development and strategy, information technology, customer care, human resources and facilities. Prior to joining us, Mr. Messenger served as senior vice president of human resources for Take-Two Interactive Inc. in New York City. Mr. Messenger also worked at Towers Perrin as a principal and practice leader, responsible for the change management practice in the east and central regions, and at PricewaterhouseCoopers as a principal consultant. He was educated at the University of Wales College Cardiff.

There are no family relationships among any of our directors or executive officers.

REPORT OF THE AUDIT COMMITTEE

The audit committee is composed of three directors, all of whom meet the independence standards contained in the NYSE Listed Company rules, Securities and Exchange Commission (“SEC”) rules and our Corporate Governance Guidelines, and operates under a written charter adopted by the board of directors. The audit committee also selects, subject to stockholder ratification, the Company’s independent registered public accounting firm.

Our management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting. The purpose of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal controls and audit functions.

Auditor Independence and Other Communications

During the last year, the audit committee met and held discussions with management and PricewaterhouseCoopers. The audit committee reviewed and discussed with management and PricewaterhouseCoopers the financial statements for the annual period ended December 31, 2008 and the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008. The audit committee also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communications with audit committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as well as by SEC regulations.

The audit committee has also reviewed the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee discussed with PricewaterhouseCoopers such firm’s independence from the Company.

The audit committee also considered whether the provision of other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining the independence of PricewaterhouseCoopers and concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services.

In addition, the audit committee has adopted strict guidelines and procedures on the use of PricewaterhouseCoopers to provide any services, including advance audit committee approval of certain services. All non-audit work will not be contracted with PricewaterhouseCoopers other than specific audit-related, tax, and due diligence services that have been approved in advance by the audit committee or which the audit committee has preapproved by means of its preapproval policy, adopted in February 2009. All engagements with PricewaterhouseCoopers are approved at regularly scheduled meetings of the committee or pursuant to the preapproval policy. The Chair of the committee may approve any engagement request outside of the regular approval process, with confirmation by the full committee at its next scheduled meeting.

Based on the review and discussion referred to above, the audit committee recommended to the board of directors of the Company, and the board-approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Audit Committee

Thomas O. Ryder, Chairman

L. Kevin Cox

Kenneth T. Stevens

AUDIT FEES AND APPROVAL PROCESS

Audit Fees

PricewaterhouseCoopers has served as the Company’s independent registered public accounting firm since its inception in 2007. The Company was billed and expects to be billed by PricewaterhouseCoopers approximately $1.7 million and $2.8 million for audit services for the years ended December 31, 2008 and December 31, 2007, respectively. Such fees included fees rendered in connection with the annual audit of the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2008 and 2007; the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 (as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended); reviews of the Company’s unaudited condensed consolidated interim financial statements included in the Company’s statutory and regulatory filings; and other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

Audit-Related Fees

The Company was billed and expects to be billed by PricewaterhouseCoopers approximately $62,000 for audit-related services for the year ended December 31, 2008 and $306,000 for the year ended December 31, 2007. Such fees were incurred for services related to financial due diligence related to mergers and acquisitions, financial reporting not required by statute or legislation, agreed-upon procedures reports provided to a regulatory authority, and consultations concerning financial accounting and reporting standards.

Tax Fees

The Company was billed and expects to be billed by PricewaterhouseCoopers approximately $631,000 and $221,000 for tax-related services for the years ended December 31, 2008 and December 31, 2007, respectively. In the year ended December 31, 2007, tax-related services included $51,650 relating to the initial public offering and $169,000 relating to income tax compliance for the Company’s various legal entities. In the year ended December 31, 2008, tax-related services included $125,000 relating to an IRC Section 382 ownership change study and $506,000 relating to income tax compliance for the Company’s various legal entities.

All Other Fees

The Company was billed by PricewaterhouseCoopers approximately $4,500 in fees in each of the years ended December 31, 2008 and 2007, respectively for licensing of a database that provides publicly available technical accounting information.

Total Fees

For the years ended December 31, 2008 and 2007, the Company was billed and expects to be billed by PricewaterhouseCoopers a total of approximately $2.4 million and $3.3 million, respectively.

Audit and Non-Audit Services Pre-Approval Policy

The audit committee has also established procedures for the pre-approval of audit and non-audit services provided by an independent registered public accounting firm. The Company’s “2009 Audit Committee Pre-Approval Policy and Procedures” (“Pre-Approval Policy”) was reviewed and approved by the audit committee at its meeting held on February 24, 2009. All audit and non-audit services performed by PricewaterhouseCoopers prior to the adoption of the Pre-Approval Policy were approved by the audit committee on a case-by-case basis.

As set forth in the Pre-Approval Policy, audit services require specific approval by the audit committee, except for certain services that have received general pre-approval by the audit committee. In accordance with the Pre-Approval Policy, the audit committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The audit committee determined that the pre-approved services were permitted and did not impair PricewaterhouseCoopers’ independence as independent auditors. Additionally, prior to establishing the list of pre-approved services, the audit committee determined that the Company’s independent registered public accounting firm is an effective provider of services. The audit committee may revise the list of pre-approved services from time to time, based on subsequent determinations. For fiscal year 2009, there are four categories of services that have received pre-approval by the audit committee: Audit, Audit-Related, Tax and All Other Services.

The audit committee may delegate to one or more of its members the authority to approve in advance all significant audit or permitted non-audit services to be provided by the independent registered public accounting firm, so long as decisions are presented to the full audit committee at its next scheduled meeting.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion describes and analyzes our compensation programs for the named executive officers, including our chief executive officer, chief financial officer and the three most highly compensated executive officers in 2008. This section describes our compensation philosophy and objectives and the process according to which we make compensation decisions for executive officers. In addition, this section describes all of the compensation plans and specific individual decisions for executive officers in 2008.

Executive Compensation Philosophy and Objectives

Our compensation programs aim to attract and retain talented and experienced executives and to offer performance-based incentives that promote stockholder value. These programs focus on short and long-term financial goals as well as our greater strategic objectives. Our compensation philosophy is characterized by the following principal objectives.

•	Pay for performance

We believe that the best way to motivate executives and sustain high levels of performance is by tying a substantial portion of their compensation to the achievement of corporate financial and strategic objectives, and rewarding executives to the extent these objectives are achieved. We believe that objectives should be clear and measurable, and focused on short and long-term goals aligned with stockholder expectations. Employees at higher levels in the organization will be subject to greater variation based on our overall performance.

•	Provide compensation programs that are competitive with market practice

We seek to establish compensation plans, levels and practices that are competitive with companies similar in size and performance to us, as well as with companies with which we compete for executive talent. Consistent with market practices, our program includes a mix of compensation elements, including base pay, annual incentives and long-term incentives. We believe that this pay structure enables us to attract and retain executives.

•	Align long-term interests of executives and stockholders

We believe that the interests of our stockholders and executives should be aligned by ensuring that a substantial portion of the executive officer’s compensation is directly linked to the market price of our Class A common stock and earnings per share growth. To this end, we provide long-term incentives to executives to increase stockholder value and provide executives with an opportunity to share in the value they create. It is also important to maintain a level of unvested value in long-term incentives for each executive, for retention and motivation purposes.

Role of Compensation Consultants

In determining compensation for our named executive officers, the compensation committee reviews relevant market practices and competitive market data provided by its consultants. From January through August 2008, the compensation committee retained the services of Towers Perrin to provide guidance on incentive plan design and operation for our annual, mid-term and long-term incentive plans. Towers Perrin also provided market survey data relating to named executive officer compensation and other employee compensation, as requested by the compensation committee from time to time. In August 2008, the compensation committee conducted a regular review of its consulting arrangements and interviewed a number of firms to provide guidance on executive compensation matters. Following a review of its options, the compensation committee engaged Mercer as its lead compensation consultant, effective November 2008. Under the terms of its engagement, Mercer provides guidance as objective consultants to the compensation committee relating to short- and long-term incentive plan design, as well as advice on individual compensation targets for named executive officers. The compensation committee has continued using Towers Perrin for the purpose of providing market survey data and intends to continue its relationship with Mercer and Towers Perrin in 2009.

Market Data and Peer Group

We annually benchmark compensation for each of our employees against market data, including the salaries of our executive officers. To this end, we compare each component of employee compensation, including base salary, total cash (which is the sum of base salary and annual bonus target) and long-term incentives, to comparable industry practice. Given our mobile virtual network operator (MVNO) business model, it is difficult to find a group of peer companies with comparable business models within the same industry to provide accurate benchmarks. Moreover, we compete for talented employees and executives across a number of industries, including the telecom, technology, entertainment and media sectors. We believe that an appropriate peer group for us should be composed of companies with similar growth to our own and whose business model is similar to ours, with objectives based on the development and execution of a business plan by management rather than the investment and management of financial assets. In October 2008, the compensation committee reviewed the process for selecting peer companies and recommended using the same approach as 2007, first identifying a mix of general industry and technology companies through market surveys and then identifying peer companies substantially similar to us in that they: (1) are publicly traded entities; (2) have annual revenues between $1 billion and $3 billion; (3) have EBITDA/employee ratios greater than $25,000; (4) have revenue/asset ratios greater than 25%; and (5) have reported 1, 3, and 5 year revenue growth (CAGR) exceeding 5%. The resulting 2008 peer group is comprised of 77 companies, with 39 general industry companies identified by Towers Perrin survey and 38 technology and telecommunications companies identified by a Radford survey. Approximately 60% of the companies in our 2008 peer group were included in the 2007 peer group.

Our 2008 peer group for executive compensation purposes is as follows:

ADOBE SYSTEMS	J.M. SMUCKER
ADVANCED MEDICAL OPTICS	JOHN WILEY & SONS
ALLERGAN	JUNIPER NETWORKS
ALLIANCE DATA SYSTEMS	KING PHARMACEUTICALS
ALTERA	KLA-TENCOR
AMDOCS	LAM RESEARCH
AMETEK	LEAP WIRELESS INTERNATIONAL
APPLIED BIOSYSTEMS	LOGITECH
AUTODESK	LSI
BIOGEN IDEC	MARVELL
BIO-RAD LABORATORIES	MAXIM INTEGRATED PRODUCTS
BRADY CORP	MCAFEE
BROCADE COMMUNICATIONS SYSTEMS	MCCLATCHY
CADENCE DESIGN SYSTEMS	MEMC ELECTRONIC MATERIALS
CALLAWAY GOLF	MILLIPORE
CELGENE	NALCO HOLDING
CITRIX SYSTEMS	NETAPP
COACH	NETFLIX
COVANCE	NOVELLUS SYSTEMS
CURTISS-WRIGHT	ON SEMICONDUCTOR
CYPRESS SEMICONDUCTOR	ORBITAL SCIENCES
DENTSPLY INTERNATIONAL	OTTER TAIL
DRS TECHNOLOGIES	PHILLIPS-VAN HEUSEN
ENDO PHARMACEUTICALS HOLDINGS	RALCORP HOLDINGS
EQUIFAX	SCIENTIFIC GAMES
EXPEDIA	SCOTTS MIRACLE-GRO
EXTERRAN HOLDINGS	SHIRE
GENZYME	SIGMA-ALDRICH
GREIF	SMITH & NEPHEW

HARMAN INTERNATIONAL INDUSTRIES	SNAP-ON
HASBRO	TEKTRONIX
HOLOGIC	TERRA INDUSTRIES
HUGHES NETWORK SYSTEMS	THOMAS & BETTS
IDEX	TRIMBLE NAVIGATION
IMS HEALTH	UNITED STATES CELLULAR
INTERNATIONAL GAME TECH	VARIAN MEDICAL SYSTEMS
INTUIT	VARIAN SEMICONDUCTOR EQUIPMENT
IRON MOUNTAIN	WATSON PHARMACEUTICALS
ITRON

The compensation committee reviews data from this peer group when making compensation decisions with respect to our executive officers. The compensation committee also considers the role and experience of each executive officer compared to the benchmark position in order to weigh each executive officer’s responsibilities against the market data. If an executive officer is determined to be playing a lesser or greater role than implied by the benchmark, that officer’s compensation target is reduced or increased to reflect the officer’s range of responsibilities. The compensation committee also reviews the individual performance of each executive officer against previously defined objectives and target leadership competencies. The compensation committee also takes position to market, relative weighing of role and individual performance into account before making any adjustment to an executive officer’s base salary or annual incentive targets.

We generally target each executive’s base pay and total cash compensation at the peer group median, and total direct compensation (including all cash compensation and long-term incentive awards), between the 50th and 75th percentile of peer group compensation. The compensation committee then reviews individual awards, considering such factors as the executive officer’s expected role, experience, performance and leadership role.

Role of the Compensation Committee

The compensation committee is charged with assisting the board by using compensation and benefits to appropriately and effectively align the financial interests of Company executives with those of Company stockholders, in order to facilitate realization of the Company’s objectives.

The general responsibilities of the compensation committee are oversight and approval of compensation for the CEO, the company’s compensation (including perquisites, benefits and retirement plans) philosophy, incentive compensation plans and all equity-based compensation plans. In addition, the compensation committee is responsible for the review and approval of the evaluation process and compensation of the Company’s executive officers. The compensation committee coordinates communication regarding these issues with the full board and, as appropriate, with stockholders and regulators.

The functions of the compensation committee are as follows:

•

To review and approve the corporate goals and objectives relevant to CEO compensation (salary, bonus, equity-based grants, and any other long-term cash compensation) annually; evaluate the CEO’s performance in light of those goals and objectives; and determine the CEO’s compensation level based on this evaluation. The CEO may not be present during voting or deliberations of the compensation committee relating to CEO compensation.

•	To assist the board in developing and evaluating potential candidates for executive positions, including the CEO, and to oversee the development of executive succession plans.

•

To establish and regularly review a total compensation philosophy and policy which fairly rewards employees for performance and which effectively attracts and retains the talent necessary to successfully lead, manage and operate the Company.

•	To review and approve the composition of the relevant peer group(s) of the Company for purposes of competitive analysis of compensation.

•	To review, amend (if needed) and approve the CEO’s recommendations for salary and incentive compensation actions for executive officers and certain other executives as appropriate.

•

To approve and administer cash incentive and deferred compensation plans for executives (including any modifications to such plans), and provide annual oversight of performance objectives and funding for the executive incentive plans.

•	To oversee and approve all compensation programs involving the use of Company equity (equity incentive compensation and other stock-based plans).

•	To set the appropriate design parameters within those allowed by the Omnibus Incentive Plan.

•

To the extent required by applicable regulations, to review and discuss with management the Company’s compensation discussion and analysis (CD&A) and to recommend to the board that the CD&A be included in the Company’s annual report and proxy statement.

•	To establish and periodically review any stock ownership guidelines for the directors and officers of the Company that the compensation committee determines to be appropriate.

•	To review and approve employment agreements, severance agreements, change-in-control agreements, and benefits and perquisites for executive officers.

•	To recommend to the board of directors the appropriate level and form of director compensation and directors’ and officers’ indemnification and insurance matters.

•

To have the authority to retain independent consultants, counsel and other advisors. The compensation committee has sole authority to approve related fees and retention terms for, and terminating the services of, such advisors.

These functions are the common recurring activities of the compensation committee in carrying out its responsibilities. These functions should serve as a guide, with the understanding that the compensation committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The compensation committee also carries out other responsibilities and duties as may be delegated to it by the board from time to time.

In discharging its oversight role, the compensation committee is empowered to study or investigate any matter of interest or concern that it deems appropriate. It has the sole authority to retain outside advisors, legal counsel or other experts for this purpose, including the authority to approve the fees payable to such advisors, legal counsel or experts and any other terms of retention. As described above, the compensation committee engages objective compensation consultants to assist it in its oversight role.

Elements of Compensation

The compensation committee reviews base salaries and annual incentive targets for executive officers on an annual basis. The committee primarily considers four factors when establishing or adjusting base salaries:

•	market survey data from our peer group companies;

•	the breadth and role of the named executive officer at the Company compared to benchmark responsibilities;

•	individual performance as measured against predetermined annual objectives; and

•	the compensation level of other executives at the Company, for the purpose of internal equity.

The compensation committee’s assessment of individual performance and value to the Company, including that of our executive officers, is based on:

•	past performance by an employee in a particular role (as measured by business outcomes, achievement of targets, delivery of key metrics and accomplishment of critical goals);

•	job-related knowledge (as demonstrated by technical proficiency grounded in a clear understanding of our business); and

•

leadership (demonstrated by leading by example, accountability to customers and the Company, commitment, working seamlessly across functions and levels, innovation and an ability to motivate and inspire).

The compensation committee applies such analysis in determining all facets of employee compensation (including that of key executive officers), whether salary or incentive-related.

Each of the elements of compensation described in this section applies to our named executive officers. Within each section we will describe any specific compensation actions for executive officers including the CEO.

Base Salary. The range of an executive’s responsibilities, performance, experience and market data from our peer companies are factors in determining the base salary and annual incentive targets for our executives. As with total compensation, we aim to pay our executives base salaries that are competitive with those of their peers with similar responsibilities at companies in our peer group. We believe that providing a competitive base salary and annual incentive target allows us to attract and retain talented executives. The compensation committee reviews the base salary and annual incentive targets for executives at least annually, adjusting them from time to time to reflect market levels as well as individual responsibilities, performance and experience.

Having completed a review of cash compensation for executive officers in December 2007 with adjustments effective January 1, 2008, the compensation committee did not make changes to base salary or annual incentive targets for any named executive officer in 2008. While the committee had approved an increase in base salary for Mr. Schulman from $600,000 to $750,000 effective January 1, 2008, on February 15, 2008 Mr. Schulman deferred this increase until January 1, 2009.

In February 2009, as part of the scheduled annual performance review cycle, the compensation committee reviewed the individual performance and cash compensation levels of each executive officer. The committee reviewed the updated market data from the Company’s new peer group and determined that the total target cash compensation level for Company executive officers was within a reasonable range of the market median of our peer companies, with the sole exception of compensation for Mr. Messenger. The committee noted that Mr. Messenger’s position and range of responsibilities had significantly expanded since the last annual performance review due to his July 2008 assumption of responsibility for customer care and information technology. In recognition of these changes and based on Mr. Messenger’s performance in his expanded role, the committee, together with Mercer, recommended a 16% upward adjustment to Mr. Messenger’s base salary, adjusting that salary from $345,000 to $400,000 effective February 1, 2009. The adjustment of Mr. Messenger’s base salary places his base salary and total target cash compensation slightly below the market median of comparable executive officers at our peer companies. In recognition of the overall economic environment and noting that total targeted cash compensation was close to median levels for comparable executive officers at our peer companies, the remaining executive officers elected to waive their performance-based salary increases for 2009.

Variable Cash Compensation Plans

In 2008, all employees were eligible to receive variable cash compensation through either our Annual Incentive Plan or our Sales Incentive Plan. These plans offer employees incentives to work toward specific corporate performance targets. As discussed below, we base individual annual incentive targets under both incentive plans on the scope of an employee’s responsibilities and experience. We also consider compensation paid to individuals employed in similar positions in the companies represented in our peer group. We believe that all employees should be rewarded for their contributions to our success.

Executive officers participate in the Annual Incentive Plan along with other employees but do not participate in the Sales Incentive Plan. Effective July 1, 2008, employees participating in the Sales Incentive Plan moved onto the Annual Incentive Plan. This change was made to align all employees with corporate performance objectives, and to specifically address department sales objectives within the structure of the Annual Incentive Plan.

2008 Annual Incentive Plan. The key objectives for the 2008 Annual Incentive Plan were to align annual incentive metrics with stockholder expectations, effectively demonstrate to employees how their contributions impact our business results and provide incentives for Company management to balance profitability and growth. Working with Towers Perrin, the compensation committee engaged in a comprehensive review of the Annual Incentive Plan design, and based on this review and the objectives described above agreed to the following 2008 Annual Incentive Plan design:

Performance Cycles. To ensure that financial targets under the Annual Incentive Plan are aligned to stockholder expectations, the compensation committee established two performance cycles for 2008: (1) January through June 2008, with payout in August 2008 and (2) July through December 2008, with payout in February 2009.

Company Metrics and Weighting. The compensation committee agreed that the Company should continue to focus on adjusted EBITDA, Net Service Revenue as well as the growth of customers for 2008. The committee assigned the following relative weighting for these metrics under the 2008 Annual Incentive Plan:

•

Adjusted EBITDA (as adjusted and defined in the 2008 Annual Incentive Plan) with a relative weighting of 50%. The 2008 maximum and threshold levels for adjusted EBITDA are set at plus or minus 25% of the targeted level for each performance period;

•	Net Service Revenue with a relative weighting of 25%. The 2008 maximum and threshold levels for Net Service Revenue are set at plus or minus 15% of the targeted level for each performance period; and

•	Net Additions, with a relative weighting of 25%. The 2008 maximum and threshold levels for Net Additions are set at plus or minus 10% of forecasted gross adds for the period.

The 2008 annual incentive payout for executive officers in each performance period will continue to be entirely based on Company performance against the metrics described above.

Individual Metrics and Weighting. To augment the connection between pay and performance, annual incentives for employees below the executive officer level include departmental and individual components. Each department and individual is evaluated against specific measurable financial objectives that align with the Company’s overall financial targets.

2008 Annual Incentive Plan Results—First-Half. Company targets were set for the first-half performance period based on the board-approved plan. The Company exceeded its adjusted EBITDA target, reaching $54.6 million versus a target of $53.0 million, or 106% payout. In line with prior practice under the Annual Incentive Plan, the committee approved two adjustments to the baseline adjusted EBITDA of $61.0 million: 1) a downward adjustment to adjusted EBITDA of $7.46 million equal to the lower costs due to fewer gross adds within the period, and 2) an upward adjustment to adjusted EBITDA of $1.05 million for one-time costs related to the outsourcing of information technology functions to IBM. The combined adjustments reduced the adjusted

EBITDA achieved from $61.0 million to $54.6 million under the Annual Incentive Plan. The Company achieved 100% payout for Net Service Revenue, realizing $595.1 million in Net Service Revenue against a target of $595.1 million, and achieved 96% payout for its Net Adds, with a loss of 12,000 net customers for the period compared to a break-even target. The overall payout for the first-half performance period was 102% of target, based on relative weightings for each metric under the plan. The resulting payout for executive officers was calculated by taking one-half of their annual incentive target amount and multiplying it by the 102% company performance factor. Details of the payout for each executive are shown in the table following the next paragraph.

2008 Annual Incentive Plan Results—Second-Half. Company targets were set for the second half performance period by the compensation committee at its July 2008 meeting, based on the Company’s overall annual targets and the outlook for the remainder of 2008. The Company paid 91% of its adjusted EBITDA target, realizing $52.6 million as compared to its target of $55.0 million. The committee approved an upward adjustment of $12.5 million to the achieved adjusted EBITDA of $40.1 million to recognize the one-time costs associated with the outsourcing of information technology functions to IBM, the acquisition of Helio and workforce restructuring in the fourth quarter of 2008. The Company paid 75% of its Net Service Revenue target, based on Net Service Revenue of $627.5 million as compared to a target of $676.5 million, and 112% of its Net Additions target, based on the net addition of 212,738 customers for the period as compared to a target of 163,501. Overall payout for the second-half performance period was 92% of the Company’s target, based on relative weightings for each metric under the plan. The resulting payout for executive officers is calculated by taking one-half of their annual incentive target amount and multiplying it by the 92% company performance factor, as follows:

Name	Annual Salary	Annual Target Bonus Percentage	Annual Target Bonus Amount	Half-Year Bonus Target Amount	1st Half Payout at 102% of Target	2nd Half Payout at 92% of Target	Total Annual Bonus Payout	Annual Payout as Pct of Annual Target
Schulman, Daniel	$600,000	120%	$720,000	$360,000	$367,200	$331,200	$698,400	97%
Marchbank, Jonathan H.	$425,000	75%	$318,750	$159,375	$162,563	$146,625	$309,188	97%
Feehan Jr., John	$400,000	75%	$300,000	$150,000	$153,000	$138,000	$291,000	97%
Lurie, Peter	$375,000	75%	$281,250	$140,625	$143,438	$129,375	$272,813	97%
Messenger, David R. J.	$345,000	75%	$258,750	$129,375	$131,963	$119,025	$250,988	97%

2009 Annual Incentive Plan. Each year, the compensation committee reviews the Annual Incentive Plan metrics and assesses the overall effectiveness of the plan. In February 2009, the committee asked Mercer to review the Annual Incentive Plan and provide a recommendation on the effectiveness of the metrics and performance periods. Based on this review, the committee decided to make two changes to the 2009 incentive plan. First, the committee decided to remove Net Additions as a metric under the 2009 incentive plan. While Net Additions is a valuable metric as a measure of customer growth, the compensation committee determined that it can best be incorporated into the incentive plan as a departmental goal or individual goal for the relevant employees. The committee will weigh adjusted EBITDA and Net Service Revenue equally in determining payouts pursuant to the 2009 Annual Incentive Plan.

The committee also reviewed the process for setting targets and performance periods under the plan. The committee supported maintaining six-month performance cycles, but also felt that executives should be held accountable for results on an annual basis, in line with shareholder expectations. Therefore, the committee amended the plan for 2009 so that executive officer compensation targets are set on an annual basis, with biannual payouts made every six months. The first payout will be made in August 2009, with amounts payable determined based upon January through June 2009 performance compared to first-half targets. The second payout will be made in February 2010, with amounts payable based upon performance from January through December 2009, against the 2009 annual targets. The amount of the second payout will be equal to the annual payout, calculated based upon performance as measured against annual targets, less the amount of the August 2009 payout. Targets for adjusted EBITDA and Net Service Revenue for the 2009 Annual Incentive Plan were set based on the Plan of Record as approved by the board in February 2009.

2008 Mid-Term Incentive Plan. The compensation committee approved this performance-based cash plan in 2007 to address retention concerns as the result of limited historical long-term incentives and to provide incentives for executives to meet short to mid-term financial goals in 2008. The committee decided that a mid-term cash incentive plan would be appropriate given the limited pool of shares available under the Omnibus Incentive Plan. Payouts under the 2008 mid-term plan are based on annual performance against adjusted EBITDA and Net Service Revenue targets, with payouts in February and August 2009. The performance metrics under the plan were designed to provide incentives to balance growth and profitability. The 2008 maximum and threshold levels for adjusted EBITDA were set within 25% of the targeted level in the Company’s board-approved business plan. The maximum and threshold levels for Net Service Revenue were set within 15% of the targeted level.

For 2008, the Company paid 88% of its adjusted EBITDA target, based on adjusted EBITDA of $114.7 million compared to a target of $122.0 million. This included an upward adjustment of $13.6 million against the achieved adjusted EBITDA of $101.1 million, to recognize the one-time costs related to the outsourcing of information technology functions to IBM, the acquisition of Helio and workforce restructuring in the fourth quarter of 2008. Adjustments approved by the committee were made on the same basis as the adjustments approved under the 2008 Annual Incentive Plan. The Company paid 80% of its Net Service Revenue target, or $1.17 billion as compared to a target of $1.25 billion. Based on equal weighting of the two performance metrics, the overall achievement and payout under the 2008 mid-term incentive plan was 84% of the target. The payout for executive officers was calculated by taking their mid-term target amount and multiplying it by the 84% company performance factor, with 50% of this amount payable in February 2009 and the remaining 50% payable in August 2009, assuming continued employment and satisfactory performance by the executive. The details of the payout for each executive are shown in the table below.

Name	2008 Mid- Term Target	Total Payout Adjusted for Performance	Payout February 2009	Payout August 2009*
Schulman, Daniel	$700,000	$588,000	$294,000	$294,000
Marchbank, Jonathan H.	$250,000	$210,000	$105,000	$105,000
Feehan, John	$240,000	$201,600	$100,800	$100,800
Lurie, Peter	$225,000	$189,000	$94,500	$94,500
Messenger, David R. J.	$210,000	$176,400	$88,200	$88,200

*	Payout contingent on continued employment with the company

Long-Term Incentives. We believe that in order to attract, motivate and retain executive officers and other key employees, we must provide a market-competitive level of long-term incentives and link those incentives to a regular review of performance. The Company provides long-term incentive grants annually to executives to retain these individuals by maintaining the right balance between vested and unvested long-term incentive grants. To align the interests of executive officers and stockholders, the Company uses two forms of long-term incentives: (1) performance-based cash incentives and (2) equity-based incentives (including awards such as non-qualified stock options, restricted stock units (RSUs) and restricted stock). The compensation committee considers position to market, relative weighting of role, vested and unvested value of existing grants and individual performance before making any long-term incentive grant. The actual value of any such equity grants upon exercise is based on the potential increase in value of our shares over time.

2008 Annual Long-Term Incentives. The compensation committee primarily considers individual performance, executive retention, market data targeting the 62.5th percentile of peer companies and the unvested and outstanding equity position of each executive officer to determine the size and types of annual awards for each executive officer. For 2007, the targeted annual grant value was equally divided between RSUs and non-qualified stock options. Given the limited number of shares of our Class A common stock available for employee grants under the Omnibus Incentive Plan at the time of grant, the committee decided that 2008 annual awards for executive officers consist entirely of performance-based RSUs.

The compensation committee considered the importance of aligning the interests of executives with those of our stockholders and, accordingly, decided to establish certain performance conditions for the vesting of these awards. The compensation committee identified adjusted earnings per share, or adjusted EPS, as the appropriate metric to measure stockholder value over time, and accordingly established a vesting schedule of three years, with one-third of the RSUs vesting each year from date of grant subject to the Earnings Per Share Performance Criteria described below:

•	First year: One-third of the RSUs will vest if the target level of 2008 adjusted earnings per share of $0.22 is met. No RSUs will vest if the target level is not achieved.

•	Second year: One-third of the RSUs will vest if the target level of 2009 adjusted earnings per share of $0.51 is met. No RSUs will vest if the target level is not achieved.

•

If the threshold in the first year was not met, first-year RSUs will vest if the cumulative adjusted earnings per share for the first and second years of the vesting period is at least equal to the cumulative threshold target.

•	Third year: One-third of the RSUs will vest if threshold level of 2010 adjusted earnings per share of $0.74 is met. No RSUs will vest if the target level is not achieved.

•

If the thresholds in the first and/or second years of the vesting period were not reached, the first and/or second year RSUs will vest if the cumulative adjusted earnings per share for the first, second and third years of the vesting period is at least equal to the cumulative threshold target.

The RSUs were targeted with reference to the 62.5th percentile of peer companies using an assumed trading price of $7.00 per share. Accordingly, the committee approved the following awards:

Name	Restricted Stock Units Granted	Vesting Opportunity based on 2008 EPS target of $.22 per share	Vesting Opportunity based on 2008 EPS target of $.51 per share	Vesting Opportunity based on 2008 EPS target of $.74 per share
Schulman, Daniel	400,000	133,333	133,333	133,333
Marchbank, Jonathan H.	150,000	50,000	50,000	50,000
Feehan Jr., John	130,000	43,333	43,333	43,333
Lurie, Peter	90,000	30,000	30,000	30,000
Messenger, David R. J.	90,000	30,000	30,000	30,000

In February 2009, the compensation committee reviewed the Company’s 2008 EPS results for the first-year vesting of RSUs for executive officers. The Company’s EPS was $0.13 per share, and based on adjustments approved by the committee (in line with the adjustments under the 2008 annual and mid-term incentive plans) for one-time costs related to the outsourcing of information technology functions to IBM, the acquisition of Helio, workforce restructuring in the fourth quarter of 2008 and amortization of acquisition related intangible assets, basic adjusted EPS was adjusted upward by $0.16 per share, increasing adjusted EPS to $0.31 per share. The Company therefore exceeded the adjusted EPS threshold level of $0.22 per share established for the 2008 performance vesting, and accordingly one-third of the shares vested on February 25, 2009 under the terms of the plan.

2009 Annual Long-Term Incentives. The compensation committee began discussing the strategy for 2009 annual long term incentive grants in October 2008. The key objectives for the 2009 grants were to ensure a focus on performance by delivering a portion of long-term incentives based on Company performance metrics, optimizing the use of shares and ensuring the retention of key employees. While the 2008 annual grants were delivered entirely as performance-based RSUs, the committee recommended targeted grants in 2009 be divided between RSUs and a performance-based cash plan, with the overall targeted value of the awards at the 62.5th percentile of the market of our peer companies. The committee recommended this approach to focus executives on key long-term performance metrics for the business and to reduce dilution to existing shareholders through the use of the performance-based cash plan.

The compensation committee recommended the performance-based cash portion of the award be delivered under the 2009 Mid-Term Incentive Plan that would operate similar to the Company’s 2008 Mid-Term Incentive Plan, over a longer period of time. The 2009 Mid-Term Plan payout is based on 2009 annual performance for adjusted EBITDA and Net Service Revenue, the maximum and threshold levels for adjusted EBITDA set within 25% of the targeted level in the Company’s board-approved business plan, and the maximum and threshold levels for Net Service Revenue set within 15% of the targeted level. The committee also decided that the payout period for the 2009 Mid-Term Plan should be longer than the period under the 2008 plan to improve retention, so that the payout would be more heavily weighted toward the end of the period. After the targeted payout for each executive is adjusted for company performance, the award is paid out over a 14-month period, with 30% payable in February 2010, 30% in August 2010 and 40% in February 2011. Each payout is contingent on the employee’s continued employment and satisfactory performance.

Given the performance component of the cash portion of the award, the compensation committee recommended making the equity portion of the award as RSUs with time-based vesting, with one-third vesting per year beginning on January 1, 2010. These RSU grants were approved by the committee in December 2008 subject to shareholder approval of the issue of additional shares reserved for issuance under the Omnibus Incentive Plan, and the grants were effective on February 23, 2009, the date on which such shareholder approval was granted. The committee also agreed that a greater portion of Mr. Schulman’s compensation should be performance-based, in order to more effectively align Mr. Schulman’s interests with the interests of shareholders. Therefore, the committee recommended that the equity portion of Mr. Schulman’s grant be equally split into non-qualified stock options and RSUs. The non-qualified stock options granted to Mr. Schulman were granted on November 12, 2008 at a strike price of $1.06, with a vesting of one-third per year with the initial vesting on January 1, 2010.

The 2009 annual long-term incentive awards were granted to each of the executive officers as follows:

Name	Stock Options	Restricted Stock Units	Performance- Based Cash Plan	Estimated Present Value*
Schulman, Daniel	900,000	900,000	$1,100,000	$2,675,000
Marchbank, Jonathan H.	—	400,000	$800,000	$1,224,000
Messenger, David R. J.	—	400,000	$750,000	$1,174,000
Feehan Jr., John	—	400,000	$750,000	$1,174,000
Lurie, Peter	—	400,000	$525,000	$949,000

*	Assumes a stock price of $1.06 at the time of grant and $.69 as the Black-Scholes value of a stock option.

The overall estimated present value of the 2009 long-term incentive awards for Messrs. Schulman, Marchbank, Messenger are below the targeted market value at the 62.5th percentile of our peer companies. Mr. Feehan’s award is slightly above the targeted market level in recognition of past performance in the role of Chief Financial Officer and the committee’s desire to retain Mr. Feehan’s services. In addition, the committee recognized Mr. Lurie’s expanded responsibilities since the previous assessment, including assumption of management of the tax department, and his overall contributions to and leadership of the Company beyond his role as General Counsel. Accordingly, the award for Mr. Lurie is also above the average compensation for generals counsel at our peer companies.

Stock Grant Policy. The compensation committee approves all grants for direct reports of the CEO or named executive officers, grants with a fair market value above $250,000, and grants with vesting periods of less than three years. The committee delegates authority to the CEO to approve grants that do not meet the criteria described above, provided that (1) the maximum aggregate fair market value of grants approved by the CEO in any quarter will not exceed $1 million without review and approval by the committee, and (2) a summary of all grants approved by the CEO will be provided to the committee on a quarterly basis.

The exercise price of all stock options will be equal to the fair market value of the Company’s Class A common stock on the date of the grant, determined based on the closing price of the Company’s Class A common stock on the NYSE on the date of the grant. Our general policy is to grant awards of stock options or RSUs annually, either (1) during the trading windows established by the Company pursuant to its Policies and Procedures for Trading in Securities of Virgin Mobile USA, Inc. by directors, Executive Officers and Access Employees, or (2) at compensation committee meetings held in connection with new hires or promotions. Grants made in connection with new hires or promotions will be effective on the first business day of the month directly succeeding the month of hire or promotion, with the exercise price being equal to the fair market value of the Company’s stock on the date of the grant as described above.

Employment Agreement of the CEO

Termination of Employment. The following chart summarizes the compensation and benefits to be provided in the event Mr. Schulman’s employment is terminated under certain circumstances. The compensation committee believes this reflects an updated view of the current market practices of the applicable peer group. Mr. Schulman will be entitled to receive the following compensation and benefits upon termination of employment for the reasons set forth below, after determining that he has complied with the non-compete and confidentiality terms of his employment agreement.

Compensation Item	Termination without Cause or for Good Reason, or Termination Due to Death or Disability(1) (No Change in Control)	Termination without Cause or for Good Reason, or Termination Due to Death or Disability(1) (Change in Control)
Cash Payment	Two times annual base salary and target bonus.	Two times annual base salary and target bonus.

Annual Bonus	Pro-rata payment based on number of months of completed service within performance cycle and actual Company performance for the performance cycle (payable when such bonus would have otherwise been paid if no termination occurred).	Pro-rata payment based on number of months of completed service within performance cycle.

Mid-Term Cash Plan	Pro-rata payment based on number of months of completed service within performance cycle and actual Company performance for the performance cycle (payable when such bonus would have otherwise been paid if no termination occurred).	Pro-rata payment based on number of months of completed service within performance cycle and actual Company performance for the performance cycle (payable when such bonus would have otherwise been paid if no termination occurred).

Vested Equity (including Stock Options)	24 months to exercise vested options subject to non-compete and claw-back provisions.	24 months to exercise vested options subject to non-compete and claw-back provisions.

Unvested Equity (including Stock Options, Restricted Stock or RSUs)	Accelerated vesting of all equity grants from May 2007 onwards using 12-month look ahead ratable monthly vesting (as calculated from date of grant to date of termination).	100% accelerated vesting of all equity grants from May 2007 onwards upon either six month anniversary of Change in Control (if Mr. Schulman is still employed by the Company on such date) or the date of termination of employment without cause or for Good Reason, or termination due to death or disability, if such termination occurs within 6 months prior to, or 6 months following, a Change in Control.

(1)	The specific definitions of “Good Reason”, “Cause” and “Change in Control” can be found in Mr. Schulman’s employment agreement, filed as exhibit 10.19 to our Annual Report on Form 10-K as filed with the SEC on March 17, 2008.

In addition to the termination provisions described in the preceding table, the agreement provides that if the board and Mr. Schulman mutually agree upon a succession plan (a mutually agreed-upon plan being adopted in good faith by two-thirds of the board, excluding any employee directors, and consented to in writing by Mr. Schulman) that includes mutual agreement on a specific date for succession and implementation of a transition plan to ensure the full readiness and preparation of any incoming chief executive officer prior to Mr. Schulman’s departure, Mr. Schulman would be entitled to (1) a one-time cash payment of one times base salary and bonus (using the greater of $750,000, or base salary in place at the time of termination), (2) 100% accelerated vesting of all outstanding unvested equity grants from May 2007 onward upon date of termination, and (3) 24 months to exercise vested options, subject to non-compete and claw-back provisions, each in the event Mr. Schulman’s employment with us terminates in keeping with the terms of the board of directors-approved succession plan. The compensation committee agreed that it would be necessary to provide incentives for Mr. Schulman to remain with the Company during any such transition period.

Tax Treatment under Section 280G of the Internal Revenue Code. Pursuant to Mr. Schulman’s employment agreement, in the event that payments and/or benefits Mr. Schulman receives as compensation in the event of a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code or to any interest or penalties related to the excise tax, we will pay a “Gross-Up Payment” equal to the lesser of (1) $5,000,000 or (2) the amount necessary to ensure that, after payment by the Mr. Schulman of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), he will retain payments equal to the excise tax imposed.

Other Executive Agreements

Effective July 3, 2007, Messrs. Marchbank, Feehan, Lurie and Messenger each entered into three-year employment agreements with Virgin Mobile USA, LLC, each of which have substantially the same terms and provisions (with variations related to each executive’s current base salary and position). Under these agreements, the current base salaries for these executives may not be reduced and the compensation committee will have full discretion over any future base salary increases.

In the event of termination of employment by the Company without cause or the executive’s resignation for good reason, the executive will be entitled to receive the following compensation and benefits (after determining that the executive has complied with the restrictive covenant terms of the employment agreement):

•	Cash payment equal to annual base salary;

•

Payment of 80% of any annual bonus that would have been earned by the executive during the twelve months following the date of his termination of employment (calculated at target level performance); if any such termination occurs within twelve months of a change in control, the payment will equal 100% of the target annual bonus amount;

•	Payment of a pro rata portion of the actual bonus that the executive would have been entitled to receive for the year of termination; and

•

Accelerated vesting of any equity awards that otherwise would have become vested during the twelve-month period following the date of termination of employment; in the case of such a termination occurring within twelve months following a change of control, then 100% of the executive’s outstanding equity awards will become immediately vested.

For the purposes of each employment agreement, “cause” for termination includes: (1) willful misconduct or gross negligence with regard to us; (2) failure to follow direction of the board or the chief executive officer within five business days after written notice by the board or the chief executive officer that failure to follow such direction shall be grounds for termination; (3) failure to attempt in good faith to perform the executive’s duties (other than a result of incapacity due to physical or mental illness) within ten days after delivery of written demand for substantial performance by the board; (4) conviction of or plea of guilty or no contest to a misdemeanor involving fraud or theft or a felony; or (5) breach of the restrictive covenant provisions applicable to the executive which is not cured within 15 business days after receipt of written notice.

Each of the employment agreements for Messrs. Marchbank, Feehan, Lurie and Messenger defines “good reason” to include (1) any material adverse diminution in the executive’s duties or responsibilities such that they are materially inconsistent with the executive’s position, and (2) failure of the Company to pay compensation in timely fashion. In no case shall an event constitute “good reason” for resignation if we cure the event within 30 days after receipt of written notice of the event from the executive.

We will not provide tax “gross up” payments to these executives in the event the executive incurs a “golden parachute” excise tax under Section 280G of the Internal Revenue Code. The agreements provide that the payment of any potential “parachute payments” to the executive will be limited to 2.99 times the executive’s base amount as defined under Section 280G unless the executive would otherwise be entitled to receive and retain, on a net after-tax basis, a greater amount of total compensation without the imposition of the limitation on payments.

Additional Compensation Matters

Perquisites. Executive officers receive supplemental long-term disability insurance to cover up to 60% of base salary in the event of a disability that extends beyond six months. We pay disability policy premiums on executives’ behalf, and provide a gross-up to cover the tax associated with such premium payments. We also offer a financial counseling benefit to executive officers.

401(k) Plan. We sponsor a defined contribution savings plan, or 401(k) Plan, whereby eligible employees may elect to contribute up to 100% of their compensation up to the annual limits established under Section 402(g) of the Internal Revenue Code (the “Code”) ($15,500 in 2008). We match 50% of employee contributions up to 6% of annual pay for employees who accrue 520 working hours within the plan year and who are employed by us on the last day of the plan year.

Tax Treatment under Section 409A of the Internal Revenue Code. Section 409A of the Code sets forth specific requirements pertaining to nonqualified deferred compensation arrangements. Deferred compensation arrangements that do not meet these requirements are generally taxable to the employee (or other service provider), and are also generally subject to a 20% penalty tax plus interest, payable by the employee. We have structured our executive compensation programs in a manner intended to meet the requirements of Code Section 409A.

Employee Responsibilities Agreement. All employees, including executive officers, are subject to an Employment Responsibilities Agreement regarding Confidentiality, Inventions, Competition, and Solicitation (the “Employment Responsibilities Agreement”).

The Employment Responsibilities Agreement requires that all employees agree not to disclose or make use of any confidential information, knowledge, or data of ours, except for our benefit. Employees must agree that all intellectual property and inventions—broadly defined to include, among other things, ideas, software program codes, procedural diagrams, documentation manuals, techniques, discoveries, and innovations—with which they are involved belong exclusively to us.

Employees further agree that, for one year following the termination of their employment with us, they will not solicit then-current employees to leave their employment or otherwise diminish their relationships with us. In addition, employees agree that, for a period of one year following the termination of their employment, they will not engage in competition with us without the prior written consent of the chief executive officer. “Competition” is defined as participation, as an individual, a stockholder with an ownership interest in excess of 1%, employee, officer, director, investor, consultant, or otherwise, in any wireless phone business (which means any business that offers or enables a wireless mobile real-time voice service) that relates to (1) the United States youth market, or (2) the United States prepaid market. Violations of either of these provisions will result in the immediate expiration and forfeiture of any outstanding options or other equity-based awards, including stock appreciation rights, whether vested or not.

The Employment Responsibilities Agreement applies somewhat differently to employees who reside in California. Specifically, pursuant to California Labor Code § 2870, such employees retain certain rights to inventions they develop entirely on their own time, without use of our equipment, supplies, facilities, or trade secret information. With respect to post-termination competition, employees residing in California are prohibited only from engaging in competition that would call upon them to reveal or use our confidential information.

Summary of Compensation

The following table sets forth the compensation earned by the named executive officers for the services rendered to Virgin Mobile USA for the years ended December 31, 2008, December 31, 2007 and December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Annual Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Daniel H. Schulman	2008	618,750	(1)	698,400	3,262,255	27,864	294,000	23,180	(6)	4,924,449
Chief Executive Officer	2007 2006	592,033 502,783		676,800 605,280	2,756,865 —	— —	612,567 651,667	20,525 11,555	(7)	4,658,790 1,771,285

John D. Feehan Jr.	2008	400,000		291,000	373,906	152,030	100,800	19,205	(8)	1,336,941
Chief Financial Officer	2007 2006	296,667 239,561		169,200 97,153	79,912 —	86,065 56,732	17,625 18,750	97,761 9,049	(9)	747,229 421,245

Jonathan H. Marchbank	2008	425,000		309,188	387,071	460,052	105,000	20,053	(10)	1,706,364
Chief Operating Officer	2007 2006	362,833 282,853		256,620 262,500	79,912 —	390,954 250,344	— —	13,063 75,081	(11)	1,103,382 875,778

David R.J. Messenger	2008	345,000		250,988	339,136	291,107	88,200	20,211	(12)	1,334,642
Chief Administrative & Corp Dev Officer	2007 2006	275,083 264,167		142,692 119,250	75,447 —	221,537 212,642	— —	73,180 189,046	(13)	787,940 785,105

Peter Lurie	2008	375,000		272,813	347,577	218,259	94,500	19,429	(14)	1,327,578
General Counsel	2007 2006	262,083 228,750		137,005 103,500	79,912 —	239,628 179,195	— —	20,202 8,982	(15)	738,830 520,427

(1)	Represents salary increase to $750,000 in effect from January 1, 2008 through February 15, 2008. Mr. Schulman deferred the increase until January 1, 2009 and his initial salary of $600,000 was reinstated effective February 16, 2008.

(2)	The annual bonus awards were based on company performance under the 2008 Annual Incentive Plan and resulted in a first half payout at 102% of target and a second half payout at 92% of target for all executive officers and a payout at 94% of target under the 2007 Annual Incentive Plan for all executive officers.

(3)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for 2008 and 2007, in accordance with Financial Accounting Standards Board Statement 123(R), or FAS 123(R), of restricted stock or restricted stock unit awards issued pursuant to the 2007 Omnibus Incentive Plan or the 2007 Restricted Stock Unit Plan. For restricted stock or restricted stock unit awards, fair value is calculated using the closing price on the grant date. The amounts shown disregard forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of our executive officers during 2008. See the “Grant of Plan-Based Awards” table for information on awards made during 2008. These amounts reflect Virgin Mobile USA, Inc.’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the Executive Officers.

(4)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for 2008 and 2007, in accordance with FAS 123(R) of stock option awards issued pursuant to the 2007 Omnibus Incentive Plan and predecessor stock option plans and thus includes amounts from outstanding stock option awards granted during and prior to the fiscal years shown. Assumptions used in the calculation of these amounts are included in the notes to Virgin Mobile’s audited consolidated financial statements for 2008 and 2007 as included in Virgin Mobile’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2009. The amounts shown disregard forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of our executive officers during 2008 or 2007. See the “Grant of Plan-Based Awards” table for information on awards made during 2008. These amounts reflect Virgin Mobile USA, Inc.’s accounting expense for these awards and do not correspond to the actual value that may be recognized by the executive officers.

(5)	Represents 50% of payment under the Mid-term Incentive Plan at 84% of target for 2008 and payments under the Debt Bonus Plan at 94% of target for 2007.

(6)	Represents $8,749 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up of $4,431 for the value of the premiums and $10,000 for the value of financial counseling benefits provided during 2008.

(7)	Represents $8,335 for the value of financial counseling benefits provided during 2007 and $12,190 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up for the value of the premiums.

(8)	Represents $1,711 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up of $594 for the value of the premiums, $6,900 for the annual matching contribution to the 401(k) savings plan, and $10,000 for the value of financial counseling benefits provided during 2008.

(9)	Represents $2,039 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up for the value of the premiums, $7,750 for the annual matching contribution to the 401(k) savings plan, $10,000 for the value of financial counseling benefits provided during 2007 and $78,000 paid as a retention bonus to Mr. Feehan on February 28, 2007. The 2007 retention bonus was provided as an incentive for Mr. Feehan to stay with Virgin Mobile USA, LLC during that entity’s search for a chief financial officer following the departure of Maureen Tart-Bezer. Mr. Feehan was ultimately appointed to the position on a full-time basis.

(10)	Represents $2,040 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up of $1,114 for the value of the premiums, $6,900 for the annual matching contribution to the 401(k) savings plan, and $10,000 for the value of financial counseling benefits provided during 2008.

(11)	Represents $3,063 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up for the value of the premiums and $10,000 for the value of financial counseling benefits provided during 2007.

(12)	Represents $2,197 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up of $1,114 for the value of the premiums, $6,900 for the annual matching contribution to the 401(k) savings plan, $10,000 for the value of financial counseling benefits provided during 2008.

(13)	Represents $2,930 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up for the value of the premiums, $7,750 for the annual matching contribution to the 401(k) savings plan, $10,000 for the value of financial counseling benefits provided during 2007 and $52,500 in reimbursements to cover the cost of relocation.

(14)	Represents $1,602 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up of $927 for the value of the premiums, $6,900 for the annual matching contribution to the 401(k) savings plan, and $10,000 for the value of financial counseling benefits provided during 2008.

(15)	Represents $2,452 for the value of disability and life insurance premiums paid by Virgin Mobile USA, Inc. and tax gross up for the value of the premiums, $7,750 for the annual matching contribution to the 401(k) savings plan, and $10,000 for the value of financial counseling benefits provided during 2007.

Grants of Plan-Based Awards 2008

The following table provides information on estimated future payouts under non-equity incentive plan awards, as well as stock options, restricted stock and RSUs granted in the year ended December 31, 2008 to each of our named executive officers. The amounts of these awards that were expensed during the calendar year ended December 31, 2008 are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: number of shares of stock or units (#)(3)	All other option awards: number of securities underlying options (#)		Exercise or Base Price of Option Awards ($ per Share)	Closing Market Price on Date of Grant ($ per Unit)	Grant Date Fair Value of Stock Option Awards ($)
Name	Grant Date	Thres- hold		Target		Maximum		Thres- hold	Target	Maximum
Daniel H. Schulman	3/13/2008	$360,000	(1)	$720,000	(1)	$1,080,000	(1)	__	__	__	400,000	—		—	—	984,000
	11/12/2008	$350,000	(2)	$700,000	(2)	$1,050,000	(2)					900,000	(4)	$1.06		621,000
																—

John D. Feehan Jr.	3/13/2008	$150,000	(1)	$300,000	(1)	$450,000	(1)	__	__	__	130,000	—			—	319,800
		$120,000	(2)	$240,000	(2)	$360,000	(2)

Jonathan H. Marchbank	3/13/2008	$159,375	(1)	$318,750	(1)	$478,125	(1)	__	__	__	150,000	—			—	369,000
		$125,000	(2)	$250,000	(2)	$375,000	(2)

David R.J. Messenger	3/13/2008	$129,375	(1)	$258,750	(1)	$388,125	(1)	__	__	__	90,000	—			—	221,400
		$105,000	(2)	$210,000	(2)	$315,000	(2)

Peter Lurie	3/13/2008	$140,625	(1)	$281,250	(1)	$421,875	(1)	__	__	__	90,000	—			—	221,400
		$112,500	(2)	$225,000	(2)	$337,500	(2)

(1)	Represents estimated payouts under our Annual Incentive Plan as described in the “Compensation Discussion and Analysis” section of this Proxy statement. The actual payments from these awards are included in the “Bonus” column in the Summary Compensation Table above.

(2)	Represents estimated payouts under the 2008 Mid-term Incentive Plan as described in the “Compensation Discussion and Analysis” section of this Proxy statement. The actual payments from these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(3)	Grants made on March 13, 2008 under the 2007 Restricted Stock Unit Plan were part of the 2008 annual grant process. These shares vest one-third per year on the first through third anniversaries of the date of grant provided certain performance conditions are met as described in the “Compensation Discussion and Analysis” section of this Proxy statement.

(4)	Mr. Schulman was granted a stock option award on November 12, 2008 under the 2007 Omnibus Incentive Compensation Plan as part of the 2009 annual grant process. These options will vest one third per year on the first through third anniversaries of the vesting date of January 1, 2009.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table shows the number of Virgin Mobile common shares covered by exercisable and unexercisable stock options and the number of Virgin Mobile unvested RSUs and restricted shares held by our Executive Officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable (#)	Number of Securities Underlying Unexercised Options # Unexercisable (#)	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock that Have not Vested (#)		Market Value of Share or Units of Stock that Have not Vested ($)
Daniel H. Schulman	1,066,973	—	$8.79	9/27/2012	(1)	85,358	(13)	$71,701
	—	900,000	$1.06	11/12/2018	(2)	266,743	(14)	$224,064
						400,000	(15)	$336,000

John D. Feehan Jr.	32,009	—	$14.64	8/6/2012	(3)	7,683	(16)	$6,454
	6,402	2,134	$17.45	7/1/2015	(4)	15,000	(17)	$12,600
	8,536	8,536	$17.45	6/1/2012	(5)	130,000	(15)	$109,200
	12,803	12,804	$19.95	8/8/2012	(6)
	4,908	4,908	$19.95	12/18/2012	(7)
	9,722	29,167	$15.00	10/10/2013	(8)

Jonathan H. Marchbank	74,688	74,688	$17.45	3/17/2016	(9)	7,683	(16)	$6,454
	11,240	33,723	$15.00	10/10/2013	(8)	15,000	(17)	$12,600
						150,000	(15)	$126,000

David R.J. Messenger	32,009	10,670	$17.45	7/11/2015	(10)	6,723	(16)	$5,647
	25,607	25,608	$17.45	6/1/2012	(5)	15,000	(17)	$12,600
	8,944	26,834	$15.00	10/10/2013	(8)	90,000	(15)	$75,600

Peter Lurie	57,617	—	$10.98	9/3/2012	(11)	7,683	(16)	$6,454
	27,741	—	$17.45	1/13/2015	(12)	15,000	(17)	$12,600
	9,603	3,201	$17.45	7/1/2015	(4)	90,000	(15)	$75,600
	12,803	12,804	$17.45	6/1/2012	(5)
	9,143	27,431	$15.00	10/10/2013	(8)

(1)	Granted on September 27, 2002 and became fully vested on September 27, 2005.

(2)	Granted on November 12, 2008; one-third vesting on each of the first through third anniversaries of the vesting date of January 1, 2009.

(3)	Granted on August 6, 2002 and became fully vested on January 7, 2006.

(4)	Granted on July 1, 2005; vests 50% on the second anniversary of the date of grant and 25% on each third and fourth anniversary of the date of grant.

(5)	Granted on June 1, 2006; vests 25% on each of the first through fourth anniversaries of the grant date.

(6)	Granted on August 8, 2006; vests 25% on each of the first through fourth anniversaries of date of grant.

(7)	Granted on December 18, 2006; vests 25% on each of the first through fourth anniversaries of the vesting date of August 8, 2006.

(8)	Granted on October 10, 2007; vests 25% on each of the first through fourth anniversaries of the vesting date of July 1, 2007.

(9)	Granted on March 17, 2006; vests 50% on the second anniversary of the date of grant and 25% on each third and fourth anniversary of the vesting date of March 5, 2006.

(10)	Granted on July 11, 2005; vests 50% on the second anniversary of the date of grant and 25% on each third and fourth anniversary of the date of grant.

(11)	Granted on September 3, 2002 and became fully vested on July 1, 2004.

(12)	Granted on January 13, 2005 and became fully vested on August 3, 2008.

(13)	Granted on February 14, 2007 in accordance with Mr. Schulman’s employment agreement. The performance conditions for accelerated vesting were not met and therefore these shares will vest 100% on August 8, 2009.

(14)	Granted on May 23, 2007; vests 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

(15)	Granted on March 13, 2008; one-third vesting on each of the first through third anniversaries of the vesting date of the date of grant provided certain performance conditions are met as described in the “Compensation Discussion and Analysis” section of this Proxy statement.

(16)	Granted on May 23, 2007; vests 25% per year on each of the first through fourth anniversaries of the date of grant.

(17)	Granted on October 10, 2007; vests 50% on each of the first and second anniversary of the date of grant.

Options Exercised and Stock Vested

	Options Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Schulman, Daniel	—	—	—	—
Feehan Jr., John	—	—	17,560	23,323
Marchbank, Jonathan H.	—	—	17,560	23,323
Messenger, David R. J.	—	—	17,240	22,133
Lurie, Peter	—	—	17,560	23,323

The following table is a summary of the potential value of compensation and benefits delivered to our executive officers in the event of termination of employment under the circumstances described below.

	Termination without Cause or for Good Reason, or Termination Due to Death or Disability as of December 31, 2008							Termination due to Change of Control as of December 31, 2008
Name and Principal Position	Cash Severance Amount ($)		2008 Annual and MIP payout at target level ($)(1)	Intrinsic Value of Accelerated Stock Options ($)(2)	Intrinsic Value of Accelerated Restricted Stock or RSUs ($)		Total Value ($)	Cash Severance Amount ($)		2008 Annual and MIP payout at target level ($)(1)	Intrinsic Value of Accelerated Stock Options ($)(2)	Intrinsic Value of Accelerated Restricted Stock or RSUs ($)		Total Value ($)
Schulman, Daniel(3)	3,583,500	(4)	1,060,000	—	469,978	(5)	5,113,478	4,056,000	(10)	1,060,000	—	631,765	(12)	5,747,765

Feehan Jr., John	640,000		390,000	—	51,151	(6)	1,081,151	976,000	(11)	390,000	—	128,254	(13)	1,494,254

Marchbank, Jonathan H.	680,000		409,375	—	56,751	(7)	1,146,126	1,016,000	(11)	409,375	—	145,054	(14)	1,570,429

Messenger, David R. J.	552,000		339,375	—	39,682	(8)	931,057	888,000	(11)	339,375	—	93,847	(15)	1,321,222

Lurie, Peter	600,000		365,625	—	39,951	(9)	1,005,576	936,000	(11)	365,625	—	94,654	(16)	1,396,279

1)	Represents one-half of the 2008 annual bonus amount at target level for all executive officers, and the Mid-term Incentive Plan amount at target level for all executive officers

2)	Although there would be accelerated vesting of stock options for Mr. Schulman, Mr. Feehan, Mr. Marchbank, Mr. Messenger and Mr. Lurie upon termination of employment, these stock options would have no intrinsic value at the share price of $.84.

3)	The total value of these payments is not considered excessive under Internal Revenue Code 280(G). As such, no excise tax applied and Mr. Schulman did not qualify for any related tax gross up payment.

4)	Represents severance payment of two times base salary and target bonus in the total amount of $3,300,000 and a cash payment in the amount of $283,500 in lieu of the accelerated vesting of shares approved by the committee but not yet granted due to pending shareholder approval.

5)	Represents the intrinsic value of 4 years of accelerated vesting of 85,358 shares from the February 14, 2007 grant, 3.4 years of accelerated vesting of 229,695 shares from the May 23, 2007 grant and 1.8 years of accelerated vesting of 244,444 shares from the March 13, 2008 grant.

6)	Represents the intrinsic value of one year of accelerated vesting of 2,561 shares from the May 23, 2007 grant, 15,000 shares from the October 10, 2007 grant and 43,333 shares from the March 13, 2008 grant.

7)	Represents the intrinsic value of one year of accelerated vesting of 2,561 shares from the May 23, 2007 grant, 15,000 shares from the October 10, 2007 grant and 50,000 shares from the March 13, 2008 grant.

8)	Represents the intrinsic value of one year of accelerated vesting of 2,241 shares from the May 23, 2007 grant, 15,000 shares from the October 10, 2007 grant and 30,000 shares from the March 13, 2008 grant.

9)	Represents the intrinsic value of one year of accelerated vesting of 2,561 shares from the May 23, 2007 grant, 15,000 shares from the October 10, 2007 grant and 30,000 shares from the March 13, 2008 grant.

10)	Represents severance payment of two times base salary and target bonus in the total amount of $3,300,000 and a cash payment in the amount of $756,000 in lieu of the accelerated vesting of shares approved by the committee but not yet granted due to pending shareholder approval.

11)	Represents severance payment of one times base salary and 80% of target bonus and a cash payment in the amount of $336,000 in lieu of the accelerated vesting of shares approved by the committee but not yet granted due to pending shareholder approval.

12)	Represents the intrinsic value of the full accelerated vesting for 85,358 shares from the February 14, 2007 grant, 266,743 shares from the May 23, 2007 grant and 400,000 shares from the March 13, 2008 grant.

13)	Represents the intrinsic value of the full accelerated vesting for 7,683 shares from the May 23, 2007 grant, 15,000 shares from the October 10, 2007 grant and 130,000 shares from the March 13, 2008 grant.

14)	Represents the intrinsic value of the full accelerated vesting for 7,683 shares from the May 23, 2007 grant, 15,000 shares from the October 10, 2007 grant and 150,000 shares from the March 13, 2008 grant.

15)	Represents the intrinsic value of the full accelerated vesting for 6,723 shares from the May 23, 2007 grant, 15,000 shares from the October 10, 2007 grant and 90,000 shares from the March 13, 2008 grant.

16)	Represents the intrinsic value of the full accelerated vesting for 7,683 shares from the May 23, 2007 grant, 15,000 shares from the October 10, 2007 grant and 90,000 shares from the March 13, 2008 grant.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis provided above with the Company’s management. Based on this review, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Kenneth T. Stevens, Chairman

L. Kevin Cox

Robert Samuelson

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

The following table sets forth information regarding the beneficial ownership of shares of Class A common stock, Class B common stock and Class C common stock of the Company beneficially owned by (1) holders of more than 5% of any class of common stock of the Company, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group.

Unless otherwise specified, all information is as of April 1, 2009. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to options or conversion rights that are exercisable within 60 days, including partnership units in the Operating Partnership and shares of Class C common stock, since they are convertible into shares of our Class A common stock at any time. Other than as set forth in the table below, there are no persons known to the Company to be the beneficial owners of shares representing more than 5% of the Company’s Class A common stock, Class B common stock, Class C common stock or Series A Preferred Stock.

	Class A Common Stock(2)		Class B Common Stock(3)			Class C Common Stock(4)		Series A Preferred Stock(5)			Combined Voting Percentage
Beneficial Owners(1)	Number of Shares	Percent of Class	Number of Shares		Percent of Class	Number of Shares	Percent of Class	Number of Shares		Percent of Class
Jennison Associates LLC(6)	5,835,175	8.97%	—		—	—	—	—		—	6.86%
Corvina Holdings Limited(7)	22,901,161	35.06%	—		—	115,061	100.0	25,750	(12)	50.0	30.62%
Sprint Ventures, Inc.(3)(8)	—	—	1	(9)	50.0	—	—	—		—	14.18%
EarthLink, Inc.	—	—	1	(10)	50.0	—	—	—		—	2.12%
SK Telecom USA, Inc.(11)	11,192,741	17.21%	—		—	—	—	25,750	(12)	50.0	16.72%
Daniel H. Schulman	1,652,407	2.54%	—		—	—	—	—		—	1.94%
John D. Feehan Jr.	157,552	*	—		—	—	—	—		—	*
Jonathan H. Marchbank	173,259	*	—		—	—	—	—		—	*
Peter S. Lurie	173,323	*	—		—	—	—	—		—	*
David R.J. Messenger	124,156	*	—		—	—	—	—		—	*
Marie Gilhuley	69,989	*	—		—	—	—	—		—	*
Thomas O. Ryder	41,999	*	—		—	—	—	—		—	*
Richard H. Chin	—	—	—		—	—	—	—		—	—
L. Kevin Cox	11,333	*	—		—	—	—	—		—	*
Douglas B. Lynn	—	—	—		—	—	—	—		—	—
Mark Poole	—	—	—		—	—	—	—		—	—
Robert Samuelson	—	—	—		—	—	—	—		—	—
Kenneth T. Stevens	12,833	*	—		—	—	—	—		—	*
Sungwon Suh	—	—	—		—	—	—	—		—	—
All directors and executive officers as a group (15 persons)	2,416,851	3.72%	—		—	—	—	—		—	2.84%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is: c/o Virgin Mobile USA, Inc. 10 Independence Boulevard, Warren, NJ 07059.

(2)	The persons named in the table have sole voting and investment power with respect to all securities shown as beneficially owned by them. Includes the following unvested and exercisable shares with voting rights: Daniel H. Schulman (352,101), Jonathan H. Marchbank (7,683), John D. Feehan Jr (7,683), Peter S. Lurie (7,683), David R.J. Messenger (6,723), Marie Gilhuley (3,841), and all directors and executive officers as a group (385,714).

(3)	One share of Class B common stock held by Sprint Ventures, Inc. is entitled to a number of votes that is equal to the total number of shares of Class A common stock for which Sprint Ventures’ limited partnership interest in the Operating Partnership is exchangeable. As of April 1, 2009, such limited partnership interest was exchangeable for 12,058,626 shares of Class A common stock of the Company.

(4)	Shares of Class C common stock are convertible at any time on a share for share basis to Class A common stock.

(5)	As of April 1, 2009, the 51,500 shares of Series A Preferred Stock were convertible for 6,058,822 shares of Class A common stock of the Company.

(6)	Based solely upon information contained in a statement on Schedule 13F filed with the SEC on December 31, 2008. As of that date, Jennison Associates LLC had sole voting power with respect to 5,835,175 shares, shared voting power with respect to 0 shares, sole investment power with respect to 0 shares and shared investment power with respect to 5,835,175 shares of Class A Common Stock. Address: 466 Lexington Avenue, New York, NY 10017.

(7)	As of December 31, 2008, Corvina Holdings Limited had sole voting power with respect to 0 shares, shared voting power with respect to 52,105,721 shares (including the conversion value of the Series A Preferred Stock into 6,058,822 shares of Class A common stock), sole investment power with respect to 22,901,161 shares of Class A common stock, 115,061 shares of Class C common stock and 25,750 shares of Series A Preferred Stock, and shared investment power with respect to 0 shares of common or preferred stock. As of December 31, 2008, Cortaire Limited, a wholly-owned subsidiary of Corvina, had sole voting power with respect to 0 shares of Class A common stock, shared voting power with respect to 52,105,721 shares (including the conversion value of the Series A Preferred Stock into 6,058,822 shares of Class A common stock), sole investment power with respect to 228 shares of Class A common stock (not including 1 share of Class C common stock) and shared investment power with respect to 0 shares of Class A common stock. Please see footnote 8 below for further discussion.

Cortaire Limited (“Cortaire”) is a majority-owned subsidiary of Corvina Holdings Limited (“Corvina”). Approximately 87% of Corvina is held directly by Virgin Group Holdings Limited (“VGHL”). The remaining 13% of Corvina is owned jointly by Gamay Holdings Limited (“Gamay”) and certain senior executives of the Virgin Group. Gamay is a wholly owned subsidiary of VGHL. VGHL is jointly owned by Sir Richard Branson, Cougar Investments Limited (“Cougar”), Plough Investments Limited (“Plough”), Deutsche Bank Trustee Services (Guernsey) Limited (“DBTSGL”) solely in its capacity as trustee for The Virgo Trust, The Libra Trust, The Jupiter Trust, The Mars Trust, The Venus Trust, The Leo Trust and The Gemini Trust (such trusts collectively referred to as the “DB Trusts”) and RBC Trustees (CI) Limited (“RBC Trustees”) solely in its capacity as trustee for The Aquarius Trust, The Aries Trust, The Capricorn Trust, The Pisces Trust and The Saturn Trust (such trusts collectively referred to as the “RBC Trusts”). The principal beneficiaries of the DB Trusts and the RBC Trusts are Sir Richard Branson and certain members of his family.

The address for Corvina, Cortaire, Gamay, VGHL and RBC Trustees is La Motte Chambers, St. Helier, Jersey, JE1 1BJ. The address for Sir Richard Branson is The Valley, Virgin Gorda, Necker Island, British Virgin Islands, D8 28036. The address for Cougar and Plough is St. Paul’s Gate, New Street, St. Helier, Jersey JE4 8ZP. The address for DBTSGL is Lefebvre Court, Lefebvre Street, St. Peter Port, Guernsey, GY1 3WT.

(8)	Based solely upon information contained in a statement on Schedule 13D filed with the SEC on December 9, 2008 and the description of Class B common stock. As of that date, Sprint Ventures, Inc. had sole voting power with respect to 0 shares, shared voting power with respect to 52,105,721 shares (including the conversion value of the Series A Preferred Stock into 6,058,822 shares of Class A common stock), sole investment power with respect to 12,058,626 shares (based on the total number of shares of Class A common stock for which Sprint Ventures’ limited partnership interest in the Operating Partnership is exchangeable) and shared investment power with respect to 0 shares of Class A common stock. Address: 2001 Edmund Halley Drive, Reston, Virginia 20191. Please see footnote 3 above for further discussion.

The Virgin Group, Sprint Ventures, Inc. and SK Telecom may be deemed to be part of a group jointly holding beneficial ownership of 52,105,721 shares of Class A common stock (including the conversion value of the Series A Preferred Stock into 6,058,822 shares of Class A common stock), as a result of Corvina, Cortaire, Sprint and SK Telecom being parties to a Amended and Restated Stockholders’ Agreement, dated August 22, 2008, a copy of which was filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Issuer with the SEC on August 28, 2008. None of the Virgin Group, Sprint nor SK Telecom, however, affirms the existence of any such group.

(9)	Represents 12,058,626 partnership units of the Operating Partnership that are exchangeable, for shares of Class A common stock on a one-for-one basis, at any time, at the option of the holders thereof, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

(10)	Represents 1,807,259 partnership units of the Operating Partnership that are exchangeable, for shares of Class A common stock on a one-for-one basis, at any time, at the option of the holders thereof, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

(11)	Based solely upon information contained in a statement on Amendment No. 1 to Schedule 13D filed with the SEC on December 5, 2008. As of December 5, 2008, SK Telecom had sole voting power with respect to 0 shares, shared voting power with respect to 52,105,721 shares (including the conversion value of the Series A Preferred Stock, sole investment power with respect to 14,133,917 shares (which includes (i) 2,941,176 shares of Class A common stock issuable upon conversion of its Series A Convertible Preferred Stock, (ii) 10,999,373 shares of Class A common stock beneficially owned by SK Telecom and (iii) 193,368 shares of Class A common stock beneficially owned by Helio, Inc. currently controlled by SK Telecom) and shared investment power with respect to 0 shares. Please see footnote 8 above for further discussion.

(12)	As of April 1, 2009, the 51,500 shares of Class A Preferred Stock were convertible at any time for 6,058,822 shares of Class A common stock of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the number of shares available for grant under our Omnibus Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,864,184	(1)	$10.57	1,493,894
Equity compensation plans not approved by security holders	—		—	—

Total	9,864,184		$10.57	1,493,894

(1)	This total excludes 426,049 outstanding Restricted Stock Awards and includes 5,897,200 Restricted Stock Units which are not included in the calculation of the weighted-average exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, persons who own more than 10% of a registered class of the Company’s equity securities and certain entities associated with the foregoing (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC (the “SEC”) and the NYSE. These Reporting Persons are required by SEC rules to furnish the Company with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC and the NYSE.

Based solely on the Company’s review of the copies of such forms and amendments thereto it has received, the Company believes that with respect to the fiscal year ended December 31, 2008, all the Reporting Persons complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The independent directors forming the audit committee will review and recommend to the full board of directors all material related party transactions until such time as a nominating and governance committee is established. Interested directors will abstain from the vote. The full board of directors reviews all material related-party transactions.

Amended and Restated Stockholders’ Agreement

In connection with our initial public offering, Sprint Nextel and the Virgin Group entered into a stockholders’ agreement with us which set forth specific rights, obligations and agreements of Sprint Nextel and the Virgin Group as holders of our stock. In connection with our acquisition of Helio, we entered into an amended and restated stockholders’ agreement, by and among us, the Virgin Group, Cortaire Limited (an affiliate of the Virgin Group (“Cortaire”)), SK Telecom, and Sprint Nextel, dated August 22, 2008, pursuant to which SK Telecom was joined as a party to the stockholders’ agreement. The complete text of the amended and restated stockholders’ agreement is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on July 3, 2008.

The amended and restated stockholders’ agreement contains various governance provisions, including provisions relating to the voting of Sprint Nextel’s, the Virgin Group’s and SK Telecom’s voting interests in the Company. The amended and restated stockholders’ agreement provides that Sprint Nextel, the Virgin Group and SK Telecom will vote their shares of our Class A common stock, Class B common stock and Class C common stock to elect to our board of directors up to two directors nominated by Sprint Nextel, up to three directors nominated by the Virgin Group, up to two directors nominated by SK Telecom, at least three independent directors and one director who will be our chief executive officer. The number of directors that each of Sprint Nextel, the Virgin Group and SK Telecom may designate will be reduced if their voting interest in us is reduced below certain levels specified in the amended and restated stockholders’ agreement. Under the terms of the amended and restated stockholders’ agreement, if the Virgin Group’s respective ownership interests are below 25%, but at least 10%, the Virgin Group is entitled to designate two directors to our board of directors, and if such ownership interests are below 10%, but at least 5%, the Virgin Group is entitled to designate one director to our board. If Sprint Nextel’s and SK Telecom’s respective ownership interests are below 10%, but at least 5%, each of Sprint Nextel and SK Telecom are entitled to designate one director to our board of directors. In addition, (1) if Sprint Nextel is not entitled to designate any director, so long as our PCS services agreement with Sprint Nextel remains effective, Sprint Nextel will have the right to designate one director to our board, irrespective of its ownership interest in us and (2) if the Virgin Group is not entitled to designate any director pursuant to the immediately preceding sentence, so long as the Virgin trademark license agreement remains effective, the Virgin Group will have the right to designate one director to our board, irrespective of its ownership interest in us. So long as we qualify as a “controlled company” under the NYSE rules, the Virgin Group shall have the right to designate one of its appointed directors as chairman of the board of directors if it has the right to designate three directors to our board of directors. Sprint Nextel and the Virgin Group will have the right to remove and replace its director-designee(s) at any time and for any reason, and to fill any vacancies otherwise resulting in such director positions. As long as either Sprint Nextel or the Virgin Group has the right to designate at least one director to our board of directors, then Sprint Nextel or the Virgin Group, as the case may be, shall have the right to appoint one director to the board’s compensation committee. These provisions regarding the appointment of directors will remain in effect until the latest date permitted by applicable law, including any NYSE requirements. In addition, within a year of our ceasing to be a “controlled company” under the NYSE rules, the composition of our board of directors will be adjusted to comply with the NYSE requirements, as necessary.

Under the terms of the amended and restated stockholders’ agreement, as long as each of Sprint Nextel and the Virgin Group have ownership interests in us of at least 10%, and SK Telecom has ownership interests in us of at least 15%, the following actions require the consent of each of Sprint Nextel, the Virgin Group and SK Telecom: (1) merger, consolidation, reorganization or sale of all or substantially all of our assets; (2) change of control of the Company to a direct strategic competitor of Sprint Nextel, the Virgin Group, SK Telecom or us; (3) our dissolution or liquidation; (4) our issuance of equity securities, subject to certain exceptions; (5) any sale of assets representing 50% of our assets based on our most recently available audited balance sheet; (6) changing the size of the board; and (7) amending provisions of our bylaws that relate to the election of directors and the consent rights of Sprint Nextel, the Virgin Group and SK Telecom. In addition, the following actions require the affirmative vote of a majority of all of the directors serving on our board of directors: (1) dissolution, liquidation or bankruptcy; (2) the creation or issuance of any debt or the creation or issuance of any equity securities; (3) amendment to our bylaws; (4) the incurrence of indebtedness in an amount in excess of $50,000,000; (5) the adoption of a material change to our strategy or business; and (6) changing the size of the board of directors. Notwithstanding the foregoing, we may take the aforementioned actions despite a failure to receive a consent from SK Telecom in the event that we receive prior approval of such action by more than 75% of the total outstanding voting power attributable to all of our equity securities.

Pursuant to the terms of the amended and restated stockholders’ agreement and subject to certain exceptions, Sprint Nextel, the Virgin Group and SK Telecom have the right to subscribe to and purchase a pro rata share of any new securities that we issue or propose to issue.

Pursuant to the terms of the amended and restated stockholders’ agreement and subject to certain exceptions, we will indemnify stockholders that are parties thereto against losses arising from (1) the purchase and/or ownership of our equity securities and (2) any litigation to which such stockholder is made a party in its capacity as a holder of our securities.

Tax Receivable Agreements

Sprint Ventures

The tax receivable agreements described below were filed as an exhibit to a Current Report on Form 8-K, filed with the SEC on October 17, 2007, and the following description is qualified by reference.

As part of the reorganization transactions which we undertook in connection with our initial public offering in October 2007, Sprint Nextel sold a portion of its interest in Virgin Mobile USA, LLC to Virgin Mobile USA, Inc. in consideration of approximately $136 million of the net proceeds to us from the initial public offering. In addition to that sale, from time to time, Sprint Ventures may exchange partnership units in the Operating Partnership for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Operating Partnership intends to make an election under Section 754 of the Internal Revenue Code effective for the taxable year in which the initial transfer of partnership units occurs and for each taxable year in which any ensuing exchange of partnership units for shares occurs. The initial sale by Sprint Nextel produced, and future exchanges by Sprint Nextel are expected to produce, increases to the tax bases of the assets owned by the Operating Partnership at the time of exchange of partnership units. Such increases in tax basis are allocated to us and may reduce the amount of tax that we would otherwise be required to pay.

In connection with the initial public offering, we entered into a tax receivable agreement with Sprint Ventures that provides for the payment by us to Sprint Nextel of the amount of the cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. For purposes of the tax receivable agreement, cash savings in income tax are generally computed by comparing our income tax liability (assuming no contribution of net operating losses by the Virgin Group) to the amount of such taxes that we would have been required to pay if (1) there had been no increase to the tax basis of the assets of the Operating Partnership allocable to us as a result of the initial sale and the future exchanges, (2) we had not entered into the tax receivable agreement and (3) the Virgin Group had not contributed any net operating losses. This amount is adjusted to the extent that the aggregate hypothetical value of benefits contributed by both Virgin Group and Sprint Nextel exceeds our actual cash savings from such benefits. The term of the tax receivable agreement commenced upon consummation of our initial public offering and will continue until all such tax benefits have been utilized or have expired.

Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other tax benefits arising under the tax receivable agreement, Sprint Nextel will not reimburse us for any payments previously made if such basis increases or other benefits were later not allowed, although the amount of any tax savings subsequently disallowed will reduce any future payments otherwise owed to Sprint Nextel. As a result, in such circumstances we could make payments to Sprint Nextel under the tax receivable agreement in excess of our actual cash tax savings. While the actual amount and timing of any payments under this agreement vary depending upon a number of factors, including the timing of exchanges, the amount and timing of the taxable income we generate in the future, our use of net operating loss carryovers, the portion of our payments under the tax receivable agreement constituting imputed interest, and increases in the tax basis of our assets resulting in payments to Sprint Nextel, we expect that during the term of the tax receivable agreement any payments that we may make to Sprint Nextel could be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization of our assets, we expect that future payments to Sprint Nextel in respect of the initial purchase of interests of Virgin Mobile USA, LLC to aggregate approximately $120.7 million. Future payments to Sprint Nextel in respect of subsequent exchanges will be in addition to this amount and are expected to be substantial. In addition, we depend on distributions from the Operating Partnership to fund our payment obligations under the tax receivable agreement. Under the terms of the limited partnership agreement of the Operating Partnership, all distributions to fund these obligations are made to the partners pro rata in accordance with their respective percentage ownership interests in the Operating Partnership. Accordingly, every time we cause the Operating Partnership to make a distribution to us in order to fund our payment obligations to Sprint Nextel under the tax receivable agreement, the Operating Partnership is required to make a corresponding distribution to its other limited partners.

As noted above, in certain circumstances, the hypothetical tax benefits available to us in a taxable year as a result of both the amortization of the increases in the tax bases of the assets of the Operating Partnership attributable to prior exchanges by Sprint Nextel and the net operating losses contributed by the Virgin Group may exceed the tax benefit that is actually realized for the taxable year. In these circumstances, for purposes of determining the payments due under the tax receivable agreements, each party shall be deemed to have contributed a portion of the realized tax benefit equal to a fraction, the numerator of which is the benefit attributable to that party which would have been realized in such taxable year disregarding the benefits contributed by the other party (the “Available Benefit”) and the denominator of which is the sum of the Available Benefits for that taxable year.

If we undergo a change in control and do not elect to terminate the tax receivable agreement as discussed below, cash savings in income tax will be computed as described above, but with the additional assumption that we have sufficient income in each subsequent year to claim all of the tax benefits attributable to the increase to the tax basis of the assets of the Operating Partnership and to utilize any loss carryovers attributable to such increase in basis. Additionally, if we or a direct or indirect subsidiary transfers any asset to a corporation with which we do not file a consolidated tax return, we will be treated as having sold that asset in a taxable transaction for purposes of determining the cash savings in income tax under the tax receivable agreement.

Prior to agreeing to engage in any business combination, sale or purchase of assets, or reorganization outside the ordinary course of its business which would not constitute a change of control for purposes of the tax receivable agreement and which could adversely affect the expected value of the benefits payable to Sprint Nextel under the tax receivable agreement, we will be required to obtain the consent of Sprint Nextel, which may be conditioned upon our agreement to make a make-whole payment to Sprint Nextel to compensate it for such reduction in benefits. Although not assured, we expect that the consideration that we will remit to Sprint Nextel will not exceed the tax liability that we otherwise would have been required to pay absent the contribution by Sprint Nextel of tax attributes as a result of the reorganization transactions and subsequent exchanges.

The tax receivable agreement provides that in the event that we breach any of our material obligations under the tax receivable agreement, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the tax receivable agreement or by operation of law as a result of the rejection of the tax receivable agreement in a case commenced under the Bankruptcy Code or otherwise, then all our payment and other obligations under the tax receivable agreement will be accelerated and will become due and payable. Such payments could be substantial and could exceed our actual cash tax savings under the tax receivable agreement. Additionally, we have the right to terminate the tax receivable agreement with respect to previous exchanges (or, in certain circumstances, including if we undergo a change of control, with respect to all previous and future exchanges). If we terminate the tax receivable agreement, our payment and other obligations under the tax receivable agreement will be accelerated and will become due and payable. Such payments could be substantial and could exceed our actual cash tax savings under the tax receivable agreement.

The Virgin Group

As part of the reorganization transactions which we undertook in connection with our initial public offering, the Virgin Group contributed its interest in Bluebottle USA Investments L.P. to us, which resulted in us receiving approximately $314.3 million of Bluebottle USA Investments L.P.’s accumulated net operating losses. If utilized by us, these net operating losses will reduce the amount of tax that we would otherwise be required to pay in the future. The amount of benefit realized by us may vary depending on the amount, character and timing of our taxable income and there is no assurance that any such benefit will be utilized in whole or in part. In addition, Section 382 of the Internal Revenue Code of 1986, as amended imposes an annual limit on the ability of a corporation that undergoes an “ownership change” to use its net operating losses to reduce its tax liability. It is likely that an ownership change of Bluebottle USA Investments L.P. occurred as a result of our initial public offering that imposes a limitation on the use of such net operating losses under Section 382.

In connection with our initial public offering, we entered into a tax receivable agreement with the Virgin Group that provides for the payment by us to the Virgin Group of the amount of actual cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of the net operating losses contributed to us by the Virgin Group. For purposes of the tax receivable agreement, cash savings in income tax are generally computed by comparing our income tax liability (assuming no step-up in the basis of the assets attributable to exchanges by Sprint Nextel) to the amount of such taxes that we would have been required to pay had such net operating losses not been available to us and assuming no step-up in the basis of the assets attributable to exchanges by Sprint Nextel. This amount is adjusted to the extent that the aggregate hypothetical value of benefits contributed by the Virgin Group and Sprint Nextel exceed our actual cash savings from such benefits. The term of the tax receivable agreement commenced upon consummation of our initial public offering and will continue until all such tax benefits have been utilized or expired.

While the payments made under the tax receivable agreement depend upon a number of factors, the amount and timing of taxable income we generate in the future, our use of additional amortization deductions attributable to our acquisition of units of the Operating Partnership from Sprint Nextel and the portion of our payments under the tax receivable agreement constituting imputed interest, we expect that any payments to be made to the Virgin Group will be substantial. Assuming no material changes in the relevant tax law and that we earn significant taxable income to realize the full tax benefit of the net operating losses contributed by the Virgin Group, we expect that future payments to the Virgin Group will aggregate $128.9 million. In addition, we will depend on distributions from the Operating Partnership to fund our cash payment obligations, if any, under the tax receivable agreement. Under the terms of the limited partnership agreement of the Operating Partnership, all distributions to fund such obligations are made to the partners pro rata in accordance with their respective percentage ownership interests in the Operating Partnership. Accordingly, every time we cause the Operating Partnership to make a distribution to us in order to fund our cash payment obligations to the Virgin Group under the tax receivable agreement, the Operating Partnership will be required to make a corresponding distribution to its limited partners. The payments under the tax receivable agreement are not conditioned upon the Virgin Group’s or its affiliates’ continued ownership of us.

As noted above, in certain circumstances, the hypothetical tax benefits available to us in a taxable year as a result of both the amortization of the increases in the tax bases of the assets of the Operating Partnership attributable to prior exchanges by Sprint Nextel and the net operating losses contributed by the Virgin Group may exceed the tax benefit actually realized for the taxable year. In such circumstances, for purposes of determining the payments due under the tax receivable agreements each party shall be deemed to have contributed a portion of the realized tax benefit equal to a fraction, the numerator of which is the benefit attributable to that party which would have been realized in such taxable year disregarding the benefits contributed by the other party (the “Available Benefit”) and the denominator of which is the sum of the Available Benefits for that taxable year.

In addition, although we are not aware of any issue that would cause the IRS to challenge any benefits arising under the tax receivable agreement, the Virgin Group will not reimburse us for any payments previously made if such benefits are subsequently disallowed, although the amount of any tax savings subsequently disallowed will reduce any future payments otherwise owed to Virgin Group. As a result, in such circumstances we could make payments to the Virgin Group under the tax receivable agreement in excess of our actual cash tax savings.

If we undergo a change in control and do not elect to terminate the tax receivable agreement as discussed below, cash savings in income tax will be computed as described above, but with the additional assumption that we have sufficient income in each subsequent year to utilize all of the remaining net operating losses, subject to any applicable limitations on the use of such net operating losses. Additionally, if we or a direct or indirect subsidiary transfers any asset to a corporation with which we do not file a consolidated tax return, we will be treated as having sold that asset in a taxable transaction for purposes of determining the cash savings in income tax under the tax receivable agreement.

Prior to agreeing to engage in any business combination, sale or purchase of assets, or reorganization outside the ordinary course of business which would not constitute a change of control for purposes of the tax receivable agreement and which could adversely affect the expected value of the benefits payable to the Virgin Group under the tax receivable agreement, we are required to obtain the consent of the Virgin Group, which may be conditioned upon our agreement to make a make-whole payment to it to compensate the Virgin Group for such reduction in benefits. Although not assured, we expect that the consideration that we will remit to the Virgin Group will not exceed the tax liability that we otherwise would have been required to pay absent the contribution by the Virgin Group of tax attributes as a result of the reorganization transactions and subsequent exchanges.

The tax receivable agreement provides that in the event that we breach any of our material obligations under the tax receivable agreement, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the tax receivable agreement or by operation of law as a result of the rejection of the tax receivable agreement in a case commenced under the Bankruptcy Code or otherwise, then all our payment and other obligations under the tax receivable agreement will be accelerated and will become due and payable. Such payments could be substantial and could exceed our actual cash tax savings under the tax receivable agreement. Additionally, we have the right to terminate the tax receivable agreement, in which case our payment and other obligations under the tax receivable agreement will be accelerated and will become due and payable. Such payments could be substantial and could exceed our actual cash tax savings under the tax receivable agreement.

Registration Rights Agreement

The amended registration rights agreement described below was filed as an exhibit to a Current Report on Form 8-K, filed with the SEC on July 3, 2008. The following description is qualified by reference.

In connection with our initial public offering, we entered into a registration rights agreement with Sprint Nextel, the Virgin Group and two minority stockholders pursuant to which we are required to register under the Securities Act, under certain circumstances and subject to certain restrictions, shares of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) held or acquired by Sprint Nextel, the Virgin Group and the two minority stockholders, their respective affiliates and certain of their respective transferees. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply. In connection with the acquisition of Helio LLC in August 2008, we entered into an amendment to the original registration rights agreement, pursuant to which SK Telecom and EarthLink were joined as parties to the registration rights agreement.

The amended registration rights agreement requires us to register under the Securities Act, under certain circumstances and subject to certain restrictions, shares of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) held or acquired by the parties thereto, their respective affiliates and certain of their respective transferees. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

The registration rights under the registration rights agreement will expire with respect to an individual holder, when such holder is able to sell all of its shares pursuant to Rule 144 under the Securities Act in any three month period.

Under the terms of the registration rights agreement, Sprint Nextel, the Virgin Group and SK Telecom each have the right to demand that we register their common stock on at least five occasions, subject to the conditions set forth in the registration rights agreement. Such holders have the right to require that we register their common stock, provided such registration is reasonably expected by the demanding stockholder to result in aggregate gross cash proceeds to such demanding stockholder in excess of $25 million and provided further that each demanding stockholder shall have the right to make at least five demand registrations. Each of Sprint Nextel, the Virgin Group and SK Telecom have the right to participate in any such demand registration. We are not obligated to effect more than one demand registration in any 180-day period without the consent of a majority of the board. We may postpone the filing of a registration statement for up to 60 days once in any 12-month period if our board determines in good faith that the filing would materially adversely affect or interfere with any material financing of ours or be materially adverse to us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these demand registration rights.

Each of the parties to the agreement has the right to “piggyback” on any registration statements that we file on an unlimited basis, subject to the conditions set forth in the registration rights agreement. If we register any securities for public sale, stockholders with piggyback registration rights under the registration rights agreement have the right to include their shares in the registration, subject to specified limitations and exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. We may postpone the filing of a registration statement for up to 60 days once in any 12-month period if our board determines in good faith that the filing would materially adversely affect or interfere with any material financing of ours or any material transaction under consideration by us or would require disclosure of information not otherwise required to be disclosed which would be materially adverse to us. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

If we are eligible to file a registration statement on Form S-3, the stockholders with S-3 registration rights under the registration rights agreement can request that we register their shares. We may postpone the filing of a Form S-3 registration statement for up to 60 days once in any 12-month period if our board determines in good faith that the filing would be seriously detrimental to our stockholders or us. If we are eligible as a Well Known Seasoned Issuer, or WKSI, the requesting stockholders may request that the shelf registration statement utilize the automatic shelf registration process under Rule 415 and Rule 462 promulgated under the Securities Act. If we are not eligible as a WKSI or are otherwise ineligible to utilize the automatic shelf registration process, then we are required to use all reasonable efforts to have the shelf registration statement declared effective as expeditiously as practicable.

Virgin Mobile USA, L.P. Amended and Restated Partnership Agreement

We operate our business through the Operating Partnership, which holds the assets of our business. Below is a brief summary of the Operating Partnership’s amended and restated partnership agreement, qualified in all respects by reference to the form of agreement filed as an exhibit to a Current Report on Form 8-K filed with the SEC on August 22, 2008.

Purpose

The partnership agreement provides that the Operating Partnership’s purpose is to engage in any lawful act or activity for which limited partnerships may be formed under the Delaware Revised Uniform Limited Partnership Act.

Management and Control

The partnership agreement further provides that VMU GP1, LLC as general partner, manages and controls the business and affairs of the Operating Partnership. VMU GP1, LLC is an indirect, wholly-owned subsidiary of Virgin Mobile USA, Inc.

In exercising such control, VMU GP1, LLC acts at the direction of Bluebottle USA Holdings L.P., or Holdings. Holdings acts at the direction of Bluebottle USA Investments L.P., or Investments. Investments acts at the direction of VMU GP, LLC, our wholly-owned subsidiary.

VMU GP, LLC delegates certain control over Investments, Holdings, VMU GP1, LLC and the Operating Partnership to certain of our officers.

Persons holding operating partnership units have the right to vote on certain amendments to the partnership agreement of the Operating Partnership, as well as on certain other matters.

Units; Percentage Interests

Each limited partner in the Operating Partnership was issued common units representing interests in the Operating Partnership, and the percentage interest of each partner was determined based on the ratio of the number of common units held by such partner to the number of outstanding common units in the partnership, or, in the case of the Series A preferred stock, an equal number of Series A preferred units with designations, preferences and other rights, terms and conditions that are substantially the same as the designations, preferences and other rights, terms and conditions of the Series A preferred stock, registered in the name of the issuer. Presently, we hold approximately 82.4% of the common units in the Operating Partnership, Sprint Nextel holds 15.3% and EarthLink holds the remaining 2.3%.

In the event we redeem, repurchase, acquire, cancel or terminate a share of Class A or Class C common stock (other than in connection with a conversion of shares of Class C common stock into shares of Class A common stock), one common unit of the Operating Partnership will automatically be cancelled for the same consideration paid by Virgin Mobile USA, Inc. for such share of Class A or Class C common stock. At any time a share of Series A preferred stock is redeemed, repurchased, acquired, cancelled or terminated by or on our behalf, one Series A preferred unit registered in our name or, at the election of VMU GP1, LLC in its sole discretion, any of its direct or indirect subsidiaries, will be redeemed, repurchased, acquired, cancelled or terminated by the Partnership for the same consideration, if any, as the consideration paid by or on our behalf so that the number of Series A preferred units held by the Ultimate Parent and any of its direct or indirect subsidiaries (including the General Partner) at all times equals the number of shares of Series A Preferred Stock outstanding. The General Partner shall revise the register to reflect any such redemption, repurchase, acquisition, cancellation or termination. Similarly, in the event Virgin Mobile USA, Inc. or its subsidiaries issue a share of

Class A common stock, Class C common stock or Series A preferred stock (other than in connection with a conversion of shares of Class C common stock or Series A preferred stock to shares of Class A common stock ), the net proceeds received by Virgin Mobile USA, Inc. or its subsidiary with respect to such share will be concurrently transferred to the Operating Partnership, which will in return issue to Virgin Mobile USA, Inc. or its subsidiary one common unit or Series A preferred unit, as applicable, in the Operating Partnership. If Virgin Mobile USA, Inc. or its subsidiary do not receive any net proceeds from the issuance of any security (including an issuance of Class A common stock pursuant to the tax receivable agreement between Virgin Mobile USA, Inc. and the Virgin Group), the Operating Partnership will issue an equal number of units of partnership interest with the same terms as the securities issued by Virgin Mobile USA, Inc. or its subsidiary and will make a pro rata issuance of such units of partnership interest to the other holders of common units unless such securities were issued pursuant to an employee incentive plan of Virgin Mobile USA, Inc. or certain other exceptions apply. Accordingly, every time we issue shares of our Class A common stock or our preferred stock to the Virgin Group under the tax receivable agreement, the Operating Partnership will be required to issue additional limited partnership units to Sprint Nextel.

Common partnership units are exchangeable for shares of Class A common stock and other partnership units are exchangeable for the securities which triggered their issuance, in each case on a one for one basis, subject to adjustment.

Distributions; Tax Distributions

VMU GP1, LLC has the right to determine when distributions will be made to the partners of the Operating Partnership and the amount of any such distribution. All distributions will generally be made to the partners holding common units pro rata in accordance with their respective percentage ownership interests in the Operating Partnership. The Operating Partnership may make distributions to Virgin Mobile USA, Inc. without pro rata distributions to other partners in order to pay (1) consideration, if any, for redemption, repurchase, acquisition, cancellation or termination of our Class A common stock or Class C common stock and (2) overhead and certain other fees and expenses. The Operating Partnership may also make loans to Virgin Mobile USA, Inc. or its subsidiaries for bona fide business purposes, subject to certain restrictions and requirements as to repayment.

The holders of the partnership units in the Operating Partnership, including Holdings, EarthLink and Sprint Ventures, incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of the Operating Partnership. Net profits and net losses of the Operating Partnership are generally allocated to the partners pro rata in accordance with their respective percentage interests (as determined in accordance with the Operating Partnership’s partnership agreement. The partnership agreement provides for the ability of the Operating Partnership to make cash distributions to its partners. Presently, we do not intend to cause the Operating Partnership to make cash distributions to the holders of partnership units of the Operating Partnership for purposes of funding their tax obligations in respect of the income of the Operating Partnership that is allocated to them. If we elect to make such distributions in the future, these tax distributions will generally be computed based on our estimate of the net taxable income of the Operating Partnership allocable directly and indirectly to us multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for a corporate resident of the state of New York (taking into account the nondeductibility of certain expenses and the character of our income) with proportionate distributions to each other holder of partnership units based on the relative interests of the partners at the date of the distribution.

Indemnification

Pursuant to the terms of the partnership agreement, the Operating Partnership indemnifies all of the partners, including the general partner, against any and all losses and expenses related thereto incurred by reason of the fact that such person was a partner of the Operating Partnership. In the event that losses are incurred as a result of a partner’s fraud or willful misconduct, such partner is not entitled to indemnification under the partnership agreement.

Dissolution

The Operating Partnership may be dissolved only upon the occurrence of the voluntary agreement of all partners, any act constituting dissolution under applicable law or certain other events specified in the partnership agreement. Upon dissolution, the Operating Partnership will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are partners) in satisfaction of the liabilities of the Operating Partnership and (b) second, to the partners in proportion to their respective percentage interests.

PCS Services Agreement

The PCS services agreement and related amendments described below were filed as exhibits to this annual report and to Current Reports on Form 8-K, filed with the SEC on October 17, 2007 and March 13, 2009, and the following description is qualified by reference.

We are party to a PCS services agreement with Sprint Spectrum, L.P., or Sprint Spectrum, a subsidiary of Sprint Nextel Corporation, under which Sprint Spectrum provides us with access to its wireless voice and data services operating on the nationwide Sprint PCS network. This access includes adjunct nationwide Sprint PCS network services which are a fundamental component of Sprint Spectrum’s service offerings. We and Sprint Nextel agreed to amend the PCS services agreement in October 2007, March, May, June and December 2008, and March 2009. The following is a summary of the terms of the PCS services agreement, as amended to date.

Access to Network and Services. Sprint Spectrum makes substantially all existing CDMA network and network-connected services available to us. In addition, Sprint Spectrum must make new CDMA network services and network-connected services available to us unless such services are marketed as unique to Sprint Nextel. In such instances, Sprint Spectrum will not be required to make such service available to us until three months after such services have been made available to Sprint Nextel’s customers. The PCS services agreement permits us to purchase non-network services from third party sources not directly related to the nationwide Sprint PCS network. Sprint Spectrum may, but is not required to, provide us with such non-network services.

We may request customized services from Sprint Spectrum. If the requested services are within then-existing capabilities of Sprint Spectrum’s core network, Sprint Spectrum will provide us with the requested customized service. If the requested services are not within Sprint Spectrum’s existing capabilities, Sprint Spectrum may elect, at its discretion, to develop the requested customized service. As part of the PCS services agreement, Sprint Spectrum must use reasonable efforts to provide location services to us.

We must use Sprint Spectrum and its third party PCS affiliates as our exclusive provider of mobile voice and data services in the United States, the U.S. Virgin Islands and Puerto Rico. In addition, as long as Sprint Spectrum or any Sprint Nextel affiliate owns more than 10% of our equity, Sprint Nextel will be our preferred telecommunications services providers.

If Sprint Spectrum migrates a significant number of customers to a successor network and ceases activation of new customers on the nationwide Sprint PCS network or a significant number of Sprint Spectrum’s activation of new voice and data customers are on a successor network, we will begin negotiations with Sprint Spectrum regarding a possible arrangement to provide us with access to that successor network. If at any time Sprint Spectrum offers terms and conditions for the use of the successor network that are substantially similar to those under the PCS services agreement, we must accept the offer. If after a specified negotiation period, we cannot reach an agreement with Sprint Spectrum, or Sprint Spectrum has not offered terms for the successor network that are substantially similar to those under the PCS services agreement, then we must elect to either (1) use the successor network exclusively at the same level of functionality as the nationwide PCS network at rates fixed at those applicable to us for the services on the CDMA network under the PCS services agreement or (2) terminate the agreement and continue to use the CDMA network for a period of approximately two years pursuant to the terms and conditions of the PCS services agreement, subject to a cap on rates at those applicable to us as of the beginning of the negotiation period. If we elect to terminate the agreement under (2) above, our exclusivity obligations cease and we may negotiate with other network providers to obtain mobile services during this period and thereafter. We may not be able to negotiate new terms with Sprint Nextel or negotiate for competitive terms with a third party provider of those services. In all cases, Sprint Spectrum reserves the right to discontinue providing services over the CDMA network after expiration of a two-year migration period and we will bear the costs (if any) of migrating end users to a new network if necessary. The PCS Services Agreement does not give us the right to use the WiMax network operated by Clearwire, and we may be unable to deploy 4G services.

Cost of Services. Under the terms of the PCS services agreement, we pay fixed rates for voice, messaging and data traffic. Sprint Nextel will provide us with a $2.50 network usage credit for each gross customer addition between July 1, 2008 and December 31, 2009, up to a maximum of $10 million, provided that no undisputed amounts are past due. We may benefit from additional discounts to the rates we pay for voice, messaging and data services in 2010, with the degree of discount based upon the total payments under the PCS Services Agreement for 2009. We expect to negotiate with Sprint Nextel for rates and other terms applicable to 2011 and beyond, but if we fail to reach an agreement, 2010 rates will apply.

On February 25, 2009, we entered into the Eighth Amendment to the PCS Services Agreement with Sprint Nextel. Under the terms of the Eighth Amendment, our required minimum payment for the year ended December 31, 2008 decreased from $318 million to $317.2 million. In addition to the network usage credits for gross additions between July 1, 2008 and December 31, 2009 described above, Sprint Nextel provided us with an additional network usage credit of $2.00 for each gross addition between October 1, 2008 and December 31, 2008. During the year ended December 31, 2008, we recorded a credit of $7.1 million in cost of service for both network usage credits.

Quality of Services. The services which Sprint Spectrum provides to us cannot be of inferior quality (as measured by metrics including, but not limited to, dropped calls, blocked calls, call setup, transmission speeds, and E-911 capabilities) or clarity than that of the generally available PCS services provided by Sprint Spectrum to its own customers.

If we request customized services from Sprint Spectrum and Sprint Spectrum elects to develop and use such services, we will share the costs of such development evenly with Sprint Spectrum. If Sprint Spectrum develops but does not use the services, we bear the entire development cost.

The PCS services agreement also includes a qualified “most favored nation” clause. In the event that Sprint Spectrum (1) enters into a wireless service agreement to sell PCS services to one of our direct strategic competitors, (2) the agreement is similar to the PCS Agreement, (3) Sprint Nextel owns less than 37.5% of the counterparty to such agreement, and (4) the agreement commits Sprint Spectrum to sell wireless voice and/or data services at a lower price in the aggregate than we pay, then Sprint Spectrum will make such services available to us at the same price and under the same terms.

Liability. Under the terms of the PCS services agreement, both parties’ liability for direct damages to the other party will not exceed $10 million, except with respect to unpaid amounts due under the PCS services agreement. Subject to exceptions enumerated in the agreement, neither party is liable for special, indirect, incidental, exemplary, punitive or consequential damages, including loss of profits arising out of the performance of the agreement.

Mobile Telephone Numbers. Sprint Spectrum administers mobile identification telephone numbers, or MINs, on our behalf and for our benefit. Such administration includes obtaining and managing MINs in accordance with our anticipated MIN needs (to the extent possible in consideration of factors affecting MIN availability outside of Sprint Spectrum’s control). Under the PCS services agreement, we must take affirmative steps to decrease the number of assigned and inactive MINs in the event we adopt a policy of deactivating customers in excess of 180 days after a customer’s last replenishment and such a policy results in a number of assigned inactive MINs that is significantly greater than the industry. If our assigned inactive MINs exceed the industry average level after 60 days’ notice from Sprint Spectrum, Sprint Spectrum may restrict our MIN availability.

Intellectual Property. Under the PCS services agreement, Sprint Spectrum granted to us a non-transferable, royalty-free, non-exclusive license to use and sell at retail the Sprint Spectrum handset proprietary information, solely to permit us and our customers to use the Virgin Mobile service. We and Sprint Spectrum retain all right, title and interest in and to our and their respective proprietary intellectual property, or IP, that is developed outside of the scope of the agreement. The agreement provides that Sprint Spectrum will own all IP related to improvements, modifications or work derived from any activity related to the agreement, other than certain services that are not developed by Sprint Spectrum. In addition, we generally retain ownership of any IP related to improvements, modifications and derivative works to our customized services that are not provided by Sprint Spectrum.

Payment Terms. Sprint Nextel provides VMU monthly invoices of charges incurred by VMU. Payment of the undisputed portion of each invoice is due within ten business days of the due date. Amounts not paid by the due date accrue interest at the rate of 1% per month. If we fail to make a payment (other than payments that are being disputed in good faith) and such failure continues for more than 30 days after written notice from Sprint Nextel, it will constitute a default under the PCS services agreement.

Term and Termination. The PCS Services agreement will expire in 2027. Both parties to the agreement are granted customary termination rights in case of breaches of the agreement—such as failure to pay amounts when due, or failure to comply with material representations or obligations—which are not cured within a specified period of time and are materially damaging to the other party, in case of the insolvency of the other party or if either party institutes a voluntary proceeding, or becomes the subject of an involuntary proceeding which is not dismissed within 30 days, under any bankruptcy act, insolvency law or any law for the relief of debtors. In addition, in the event that a direct strategic competitor of Sprint Nextel acquires control of us, otherwise assuming continued compliance with the terms of the agreement, Sprint Spectrum may notify us during the period beginning on the date of such transaction and ending 90 days of the closing date of the transaction resulting in such change of control of its intention to terminate the agreement 24 months following the date of such notice. Similarly, if a direct strategic competitor of the Virgin Group acquires control of us, Virgin Enterprises Limited, or VEL, may terminate the Virgin trademark license agreement as described in “Certain Relationships and Related Transactions—Virgin Trademark License Agreement” below. If VEL exercises its right to terminate the Virgin trademark license agreement, Sprint Spectrum may terminate the PCS services agreement as of the same date. If Sprint Spectrum exercises this termination right, our obligation to use the nationwide Sprint PCS network exclusively ceases from the date of such exercise.

If Sprint Spectrum sells a material portion of the nationwide Sprint PCS network (e.g., its spectrum and network facilities in a specific geographic region), it must use commercially reasonable efforts to ensure that we are able to procure PCS service, whether through Sprint Spectrum, the acquirer of the material portion of its business, or a third party. If PCS service cannot be obtained on such a basis, then our exclusivity obligations to Sprint Spectrum or its successor are waived in the affected region.

Board Representation. So long as the PCS services agreement remains in effect, Sprint Ventures has the right to appoint at least one of our directors.

We incurred costs of approximately $295.0 million, $294.5 million and $225.3 million, respectively, relating to services provided by Sprint Nextel pursuant to the PCS services agreement in the years ended December 31, 2008, December 31, 2007 and December 31, 2006.

Virgin Trademark License Agreement

The trademark license agreement described below was filed as an exhibit to a Current Report on Form 8-K, filed with the SEC on October 17, 2007, and the following description is qualified by reference.

We and Virgin Enterprises Limited, or VEL, are parties to a trademark license agreement which governs our use of the “Virgin” brand. We amended and restated the Virgin trademark license agreement in connection with our initial public offering. The following is a summary of the terms of the amended and restated agreement.

Under the Virgin trademark license agreement, VEL grants to us an exclusive license until December 31, 2027 for the use of certain VEL-held trademarks in relation to the provision and marketing of mobile voice and data services and other related services.

Scope of Right to Use Trademark. Our rights under the Virgin trademark license agreement include the following: (1) use of the “Virgin Mobile” name and logo in the United States, U.S. Virgin Islands and Puerto Rico for mobile voice and data services and related services, such as voicemail and messaging; (2) use of Virgin Mobile brand in connection with handsets and retail activity; (3) use of the terms “VirginXL,” “VirginXtras” and certain other trademarks that include the Virgin name or the letter “V” that we use in connection with the products and services listed above; and (4) the right to license the Virgin Mobile brand name in connection with terms, words or phrases used in our future marketing efforts.

We are prohibited from using the marks to provide or market any fixed non-mobile telecommunication service and must comply with additional conditions on the use of the marks, including the condition that the marks be used in a form consistent with guidelines approved by VEL. We are obligated to ensure that the goods and services to which the marks are applied are of sufficient style, appearance and quality as to maintain the value and reputation of the marks and to maintain certain minimum levels of customer service in connection with our services.

Royalties. We pay royalties to VEL in an amount equal to 0.25% of gross revenues up to an annual limit of $4 million, adjusted annually for inflation.

Term and Termination. The Virgin trademark license agreement will automatically expire on December 31, 2027. Both parties to the agreement are granted customary termination rights in case of breaches of the agreement—such as failure to pay amounts when due or failure to comply with material representations and obligations—which are not cured within a specified period of time, or in case of the insolvency of the other party. In addition, in the event that a direct strategic competitor of VEL acquires control of us, otherwise assuming continued compliance with the terms of the Virgin trademark license agreement, VEL may notify us during the period beginning upon receipt of notice from us and ending 90 days following the completion of the transaction resulting in such change of control, of its intention to terminate the agreement 24 months following the date of such notice. If a direct strategic competitor of Sprint Nextel acquires control of us, Sprint Spectrum may terminate the PCS Services agreement as described under “—PCS Services Agreement” above. If Sprint Spectrum exercises its right to terminate the PCS services agreement, VEL may terminate the Virgin trademark license agreement as of the same date.

We must comply with additional conditions on the use of the marks, including the condition that the marks not be used other than in a manner that is consistent with guidelines approved by VEL. Further, we are subject to certain requirements regarding customer service, including levels of overall customer satisfaction. Failure to comply with such conditions or satisfy such levels may result in termination of the trademark license agreement by the Virgin Group.

Board Representation. So long as the Virgin trademark license agreement remains in effect, VEL has the right to appoint at least one of our directors.

We incurred costs of approximately $3.2 million, $3.3 million and $2.7 million in the years ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively, for royalty expenses under the Virgin trademark license agreement.

Sprint Trademark License Agreement

A form of the trademark license agreement and amendment described below is filed as an exhibit to a Current Report on Form 8-K, filed with the SEC on October 17, 2007, and the following description is qualified by reference.

We are parties to a trademark license agreement with Sprint Communications Company, L.P., or Sprint Communications, a subsidiary of Sprint Nextel Corporation, which governs our use of the “Sprint” and “Sprint PCS” brand in relation to the provision and marketing of mobile voice and data services and other related services. In connection with the consummation of our initial public offering, we amended and restated the Sprint trademark license agreement. The following is a summary of the terms of the amended and restated agreement.

Scope of Right to Use Trademark. Sprint Communications grants to us the right to use the “Sprint” name and logo in the United States, U.S. Virgin Islands and Puerto Rico for mobile voice and data services and related services, such as voicemail and messaging, subject to certain limitations.

Royalties. We pay royalties to Sprint Communications in an amount equal to 0.25% of gross revenues, exclusive of the sale of handsets, up to an annual limit of $4 million, adjusted annually for inflation.

Term and Termination. The Sprint trademark license agreement will expire on December 31, 2027. Both parties to the agreement are granted customary termination rights in case of breaches of the agreement—such as failure to pay amounts when due or failure to comply with material representations and obligations—which are not cured within a specified period of time, or in case of the insolvency of the other party. In addition, in the event that the PCS Service Agreement is terminated or expires, this trademark license agreement expires automatically.

We must comply with several additional conditions on the use of the marks, including the condition that the marks not be used other than in a manner that is consistent with guidelines approved by Sprint Communications.

We incurred costs of approximately $3.0 million, $1.5 million, and $1.3 million in the years ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively, for royalty expenses under the trademark license agreement.

Revolving Credit Facility

The subordinated secured revolving credit facility, or Revolving Credit Facility, and amendments thereto described below is filed as an exhibit to our registration statement on Form S-1 (File No. 333-142524) and our Current Report on Form 8-K filed July 3, 2008, and the following description is qualified by reference.

In connection with the acquisition of Helio, we entered into a Second Amendment to the Revolving Credit Facility. The Second Amendment to the Revolving Credit Facility increased the Virgin Group’s lending commitment from $75 million to $100 million and added SK Telecom as a new lender with a lending commitment of $35 million.

Distribution Arrangements

The distribution agreements described in this paragraph are filed as exhibits to our registration statement on Form S-1 (File No. 333-142524), and the following description is qualified by reference. We distribute our products through Sprint Nextel stores and, until their sale by the Virgin Group in 2008, distributed our products through Virgin Megastores. In the year ended December 31, 2008, we recognized revenue of $411 thousand and $335 thousand, respectively, related to our distribution arrangements with Sprint Nextel and the Virgin Group. In the year ended December 31, 2007, we recognized revenue of $281 thousand and $381 thousand, respectively, related to our distribution arrangements with Sprint Nextel and the Virgin Group. In the year ended December 31, 2006, we recognized revenue of $10.4 million and $0.5 million, respectively, related to our distribution arrangements with Sprint Nextel and the Virgin Group. In 2008, the Virgin Group sold Virgin Megastores to an unrelated third party, and we expect the Megastores to close in 2009.

In addition, we have a distribution agreement with Sprint Nextel that enables us to sell our products in RadioShack stores. Sprint Nextel has agreed, subject to certain conditions including the right to terminate on 90 days’ notice, to permit us to sell our handsets on consignment through RadioShack stores, and we currently sell all our handsets to this retailer under an agreement between RadioShack and us.

Master Services Agreement

The master services agreement described below is filed as an exhibit to our registration statement on Form S-1 (File No. 333-142524), and an amendment to the master services agreement is filed as an exhibit to our Quarterly Report for the period ended March 31, 2008, as filed May 13, 2008. The following description is qualified by reference.

In January 2003, we entered into a master services agreement with an affiliate of Sprint Nextel to purchase wireline communications services for our operations, which was amended in May 2008. We incurred costs of approximately $9.6 million, $15.0 million, and $10.1 million, respectively, related to such agreement in the years ended December 31, 2008, December 31, 2007 and December 31, 2006.

Federal Excise Tax Refund Agreement

We entered into an agreement with Sprint Spectrum in September 2007 pursuant to which Sprint Spectrum agreed that we are entitled to claim any refund paid by the IRS relating to federal communications excise taxes previously paid in connection with prepaid wireless communications services involving Top-Up cards sold to Sprint Spectrum for resale in certain Sprint-branded retail locations. In 2007 we partially settled our refund claim with the IRS and received a refund relating to such Sprint retail location sales.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal #2)

The audit committee selects and hires the independent registered public accounting firm to audit our books of account and other corporate records. You must approve the audit committee’s selection for 2009.

The audit committee selected PricewaterhouseCoopers LLP to audit our books of account and other corporate records for 2009. PricewaterhouseCoopers LLP is well qualified to audit our books of account and other corporate records. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to questions and, if they desire, to make a statement.

Amounts paid by the Company to PricewaterhouseCoopers LLP for audit and non-audit services rendered in 2009 are disclosed in the Report of the Audit Committee (see page 14).

Management will present the following resolution to the meeting:

“RESOLVED, that the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the books of account and other corporate records of the Company, and to review the adequacy and effectiveness of the Company’s internal controls over financial reporting for 2009 is ratified.”

The board of directors recommends a Vote “for” Proposal 2.

Stockholder Proposals for 2010 and Communications with the Board of Directors

Unless the board of directors determines otherwise, next year’s annual meeting will be held on May 20, 2010. Stockholders who, in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2010 annual meeting must submit their proposals to the Company on or before December 4, 2009. Such proposals should be sent to our Corporate Secretary at our principal executive offices or may be sent via facsimile to (908) 607-4078, Attention: General Counsel and Corporate Secretary. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our proxy statement for the 2010 annual meeting.

In addition, the Company’s bylaws establish an advance notice procedure, with regard to certain matters, including nominations of persons for election as directors or stockholder proposals, to be brought before an annual meeting of stockholders. In accordance with our bylaws, in order to be properly brought before the 2010 annual meeting, a stockholder’s notice of the matter which the stockholder wishes to present must be delivered to our Corporate Secretary at our principal executive offices, not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2010 annual meeting, such a proposal must be received by the Company on or after December 21, 2009 but no later than January 20, 2010.

If the Company’s 2010 annual meeting date is more than 30 days before or more than 70 days after the first anniversary date of the 2009 Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Public announcement of an adjournment of an annual meeting does not commence a new time period for notifying stockholders. However, if the number of directors to be elected to the board of directors of the Company at an annual meeting is increased and the Company does not announce the naming all of the nominees for director or specifying the size of the increased board of directors at least 100 calendar days prior to the first anniversary of the prior year’s annual meeting, then the notice to stockholders will be considered timely with respect to nominees for any new positions created by such increase, if it is received by the Company’s Secretary not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the Company.

Shareholders, associates of the Company and other interested parties may communicate directly with the non-management members of our board of directors by corresponding to the address below. Correspondence will be discussed at the next scheduled meeting of the board of directors, or as indicated by the urgency of the matter.

Thomas O. Ryder, Chairman

Board of Directors of Virgin Mobile USA, Inc.

c/o General Counsel and Corporate Secretary

Privileged & Confidential

Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, New Jersey 07059

Annual Report and Other Matters

You may receive a hard copy of Virgin Mobile USA, Inc.’s 2009 Annual Report, including consolidated financial statements, by writing to our Director of Investor Relations, Virgin Mobile USA, 10 Independence Boulevard, Warren, New Jersey 07059. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder for any purpose related to the meeting between 8:30 a.m. and 5:00 p.m. local time at 10 Independence Boulevard, Warren, New Jersey, 07059 for ten days prior to the meeting and on the day of the meeting.

The board of directors has adopted a Code of Business Conduct that is applicable to all directors, officers and employees of the Company. A copy of the Company’s Code of Business Conduct is available at http://investorrelations.virginmobileusa.com/CorpGov.cfm and is also available in print upon written request to the Director of Investor Relations. Any amendments or waivers of the Code of Business Conduct will also be posted on the Company’s website within four business days of the amendment or waiver as required by applicable rules and regulations of the SEC and NYSE Listing Requirements.

Multiple Stockholders Sharing the Same Address

The Company is allowed and intends to deliver only one copy of the Notice of Internet Availability of Proxy Materials or set of one annual report and proxy statement to multiple stockholders of record sharing an address who have received prior notice of our intent to deliver such notice or report and proxy statement per address, so long as the Company has not received contrary instructions from one or more of such shareholders. This practice is commonly referred to as “householding.” Householding reduces the volume of duplicate information received at your household and the cost to the Company of preparing and mailing duplicate materials.

If you share an address with other stockholders of record and your household receives one copy of the Notice of Internet Availability of Proxy Materials or set of one annual report and proxy statement and you decide you want a separate copy of this proxy statement and annual report through the date of the Annual Meeting, we will promptly deliver your separate copy if you telephone our Investor Relations Department at (908) 607-4000 or write to our Director of Investor Relations, Virgin Mobile USA, 10 Independence Boulevard, Warren, New Jersey 07059.

Stockholders of record sharing an address who are receiving multiple copies of Notices of Internet Availability of Proxy Materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner.

Additionally, the Company has been notified that certain banks, brokers and other nominees will household the company’s annual reports and proxy statements for shareholders who hold in street names and have consented to householding. In this case, you may request an individual copy of this proxy statement and the annual report by contacting your bank, broker or other nominee. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the Notice of Internet Availability of Proxy Materials, proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company’s Notice of Internet Availability of Proxy Materials, proxy statement or annual report, he or she may write or call the Company at the above address or phone number to request a single copy of these materials.

The written request must include names and account numbers of all shareholders consenting to householding for a given address and must be signed by those shareholders.

Expenses of Solicitation

Virgin Mobile USA, Inc. will pay the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone, facsimile transmission or other means of electronic communication by our directors, officers and other employees.

Peter Lurie

General Counsel and Corporate Secretary

April 7, 2009

DIRECTIONS TO THE ANNUAL MEETING SITE

The annual meeting will be held at the Courtyard by Marriott Basking Ridge, 595 Martinsville Road, Basking Ridge, New Jersey 07920. You may reach the meeting site by following the directions set forth below, or by consulting the instructions available at the hotel’s website, http://www.marriott.com/hotels/maps/travel/sossm-courtyard-basking-ridge/.

From Newark Airport: Follow I-78 West to Exit 33 (Bernardsville-Martinsville) and turn right at the end of the exit ramp. The hotel is 1/8 mile from the exit on the left side of the street, but no left turns are permitted across traffic. Proceed just beyond hotel and follow the jug handle on the right to make a U-turn: the hotel entrance is on the right.

From New York City and points East: Take the Holland Tunnel to I-78 West and follow I-78 West to Exit 33 (Bernardsville-Martinsville). The hotel is 1/8 mile from the exit on the left side of the street, but no left turns are permitted across traffic. Proceed just beyond hotel and follow the jug handle on the right to make a U-turn: the hotel entrance is on the right.

From points West: Follow I-78 East to Exit 33 (Bernardsville-Martinsville) and turn left at the end of the exit ramp. The hotel is 1/8 mile from the exit on the left side of the street, but no left turns are permitted across traffic. Proceed just beyond hotel and follow the jug handle on the right to make a U-turn: the hotel entrance is on the right.

From points North and South: Take the New Jersey Turnpike to Exit 14 (I-78 West). Follow I-78 West to Exit 33 (Bernardsville-Martinsville). The hotel is 1/8 mile from the exit on the left side of the street, but no left turns are permitted across traffic. Proceed just beyond hotel and follow the jug handle on the right to make a U-turn: the hotel entrance is on the right.

								Please mark your votes as indicated in this example	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

		FOR	WITHHOLD AUTHORITY	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
ITEM 1 –	Election of Directors	☐	☐	☐	ITEM 2 –	RATIFICATION OF SELECTION OF PRICEWATERHOUSE COOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐
Nominees:
	01 Daniel H. Schulman	06 Gordon D. McCallum
	02 Thomas O. Ryder	07 Mark Poole						☐
	03 Richard H. Chin	08 Robert W. Samuelson				I PLAN TO ATTEND THE MEETING
	04 L. Kevin Cox	09 Kenneth T. Sievens
	05 Douglas B. Lynn	10 Sungwon Suh
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

VIRGIN MOBILE USA, INC.

Please, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

http://investorrelations.virginmobileusa.com

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PROXY

VIRGIN MOBILE USA, INC.

Annual Meeting of Shareholders - May 20, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Peter Lurie and Nathan D. Marinoff, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Virgin Mobile USA, Inc. Class A Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 20, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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